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MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
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EXHIBIT 10.3

CREDIT AND GUARANTY AGREEMENT

dated as of May 2, 2014

by and among

VERTEX ENERGY OPERATING, LLC,

VERTEX ENERGY, INC., and

CERTAIN OTHER SUBSIDIARIES OF VERTEX ENERGY, INC.,
as Guarantors,

VARIOUS LENDERS,

and

GOLDMAN SACHS BANK USA,
as Administrative Agent, Collateral Agent, and Lead Arranger

________________________________________________________

$40,000,000 Senior Secured Term Loan Credit Facility
________________________________________________________

i

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Adjustments to EBITDA due to Synergies
	1.1(b)	Certain Material Real Estate Assets
	3.1(h)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.16	Material Contracts
	5.15	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Regarding Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Collateral Access Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of May 2, 2014, is entered into by and among VERTEX ENERGY OPERATING, LLC., a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”) and CERTAIN OTHER SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time and GOLDMAN SACHS BANK USA (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend a senior secured term loan credit facility to Company in an aggregate amount not to exceed $40,000,000, the proceeds of which will be used in accordance with Section 2.5;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries (including Company).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.   DEFINITIONS AND INTERPRETATION

Section 1.1.   Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Agent” means Bank of America, N.A.

“ABL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of the date hereof, between the Company and ABL Agent, as amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.

“ABL Loans” means the loans made pursuant to the ABL Credit Agreement in a maximum principal amount not in excess of the amount permitted in Section 6.1(c) at any time.

“Act” as defined in Section 4.26.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (i) one and one half percent (1.50%) per annum and (ii) the rate per annum obtained by dividing ((a) (1) the rate per annum  equal to the rate determined by Administrative Agent to be the offered rate, truncated at five decimal digits, which appears on (x) the page of the Reuters Screen which displays an average ICE Benchmark Administration Limited Interest Settlement Rate or such other London interbank offered rate administered by any other person that takes over the administration of that rate (such page currently being Reuters Screen LIBOR01 Page, formerly the display designated as “Page 3750” on the Moneyline Telerate Service) or (y) on the comparable page of the Bloomberg Information Services for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (2) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service, truncated at five decimal digits, which displays the an average ICE Benchmark Administration Limited Interest Settlement Rate or such other London interbank offered rate administered by any other person that takes over the administration of that rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (3) in the event the rates referenced in the preceding clauses (1) and (2) are not available or if such information, in the reasonable judgment of Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Administrative Agent, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate, truncated at five decimal digits, to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (1) one, minus (2) the Applicable Reserve Requirement.

“Adjustment Event” as defined in the definition of Applicable Margin.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of May 2, 2014, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means (i) with respect to Term Loans that are LIBOR Rate Loans, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending March 31, 2015, a percentage, per annum, equal to 7.50%; and (b) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Term Loans
Greater than or equal to 3.00:1.00	7.50%
Less than 3.00:1.00 but greater than or equal to 2.50:1.00	7.00%
Less than 2.50:1.00	6.50%

and (ii) with respect Term Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for LIBOR Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum.  With respect to changes in the Applicable Margin resulting from the delivery of the applicable financial statements, no change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements pursuant to Section 5.1(b) or (c) and a Compliance Certificate calculating the Leverage Ratio pursuant to Section 5.1(d).  At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(b), (c) or (d), the Applicable Margin shall be determined as if the Leverage Ratio were greater than or equal to 3.00:1.00.  Within one Business Day of receipt of the applicable information under Section 5.1(b) or (c) and Section 5.1(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.  Without limitation of any other provision of this Agreement or any other remedy available to Administrative Agent or Lenders under any of the Credit Documents, to the extent that any financial statements delivered pursuant to Section 5.1(b) or (c) or any information contained in any Compliance Certificate delivered pursuant to Section 5.1(d) shall be incorrect in any manner and Company or any other Credit Party shall deliver to Administrative Agent and/or Lenders corrected financial statements or other corrected information in a Compliance Certificate (or otherwise), Administrative Agent may recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information, and, upon written notice thereof to Company, the Term Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans.  A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Credit Party which is not Holdings), in one transaction or a series of transactions, of all or any part of any Credit Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including, without limitation, the Capital Stock of any of Credit Party, other than inventory (or other assets) sold, licensed for periods of 1 year or less or leased in the ordinary course of business.  For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition for value of any contracts or (y) the early termination or modification of any contract resulting in the receipt by any Credit Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.13(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bango Acquisition” means the acquisition by Vertex Refining NV of certain assets of Bango Refining pursuant to and in accordance with the terms set forth in the Closing Date Purchase Agreement and this Agreement.

“Bango Refining” means Bango Refining NV, LLC, a Delaware limited liability company.

“Bango Termination Date” means the first date on which (A) the Company is no longer pursuing the Bango Acquisition, (B) the Company is no longer under any obligation under the Closing Date Purchase Agreement to consummate the Bango Acquisition, (C) the Closing Date Purchase Agreement as to the Bango Acquisition has terminated in accordance with its terms, and (D) the Company shall have delivered a certificate of an Authorized Officer to the Administrative Agent certifying the foregoing.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (iii) the sum of (A) the Adjusted LIBOR Rate on such day for an Interest Period of three months and (B) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day and (iv) four and one half percent (4.50%) per annum.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

“BBB Post Close Loans” has the meaning set forth in Section 3.1(d)(iii).

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term

“Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Articles III and VI hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Company and the Guarantors.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) Benjamin P. Cowart shall cease to beneficially own and control at least 20% on a fully diluted basis of the economic and voting interests in the Capital Stock of Holdings; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Benjamin P. Cowart (a) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company; (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Company cease to be occupied by Persons who either (a) were members of the board of directors of Company on the Closing Date, or (b) were nominated for election by the board of directors of Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; (v) Vertex-GP ceases to be the sole general partner of any Guarantor Subsidiary that is a partnership; (vi) any “change of control” or similar event under the ABL Credit Agreement shall occur; or (vii) any event, transaction or occurrence as a result of which Benjamin P. Cowart shall for any reason cease to be actively engaged in the day-to-day management of Company and its Subsidiaries in the role he serves on the Closing Date, unless (x) an interim successor reasonably acceptable to Administrative Agent and the Requisite Lenders is appointed within 10 days and (y) a permanent successor reasonably acceptable to Administrative Agent and the Requisite Lenders is appointed within 60 days.  The Administrative Agent agrees to accept or reject any such successor within 10 days after notice of the impending appointment is given by the Company.

“Closing Date” means the date on which the Term Loans are made.

“Closing Date Acquisition” means the acquisition by Vertex Refining LA of substantially all of the assets and certain of the liabilities of Omega Refining and all of the Capital Stock of Golden State from Omega Refining on the Closing Date pursuant to the terms set forth in the Closing Date Purchase Agreement and this Agreement.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(h).

“Closing Date Purchase Agreement” means that certain Asset Purchase Agreement, dated as of March 17, 2014, and amended by that certain First Amendment to Asset Purchase Agreement dated as of April 14, 2014 and that certain Second Amendment to Asset Purchase Agreement dated as of the Closing Date, in each case among the Company, Vertex Refining LA, Vertex Refining NV, Omega Refining, Bango Refining, and Omega Holdings.

“Closing Date Transactions” means, collectively, (a) the consummation of the Closing Date Acquisition, (b) the repayment in full of the Existing Indebtedness, and (c) the payment of fees, costs and expenses related to the foregoing.

“CMT Lease” means that certain Lease Agreement dated as of July 25, 1997, between CP Terminal, LLC, as landlord, and TRW Trading, Inc., as tenant, to which CMT has succeeded as tenant, and as renewed, extended, modified, or supplemented from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Assignment of Acquisition Documents” means that certain collateral assignment of acquisition documents in connection with the Closing Date Acquisition, pursuant to which the relevant Credit Party, with the written consent of the Seller, collaterally assigns all of its rights, title and interest in, to and under such acquisition documents to Collateral Agent, for the benefit of the Secured Parties, in each case, in form and substance reasonably satisfactory to Collateral Agent.

“Collateral Documents” means the Pledge and Security Agreement, the Collateral Assignment of Acquisition Documents, the Mortgages, the Landlord Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) to the extent deducted in the calculation of Consolidated Net Income, Transaction Costs, plus (g) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (h) to the extent deducted in the calculation of Consolidated Net Income, retention bonuses paid on or prior to December 31, 2014 in an aggregate amount not to exceed $650,500, minus (ii) the sum, without duplication of the amounts for such period of (a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (b) interest income, plus (c) other income.  For the avoidance of doubt, the provisions of Section 6.8(e) shall apply for purposes of calculating Consolidated Adjusted EBITDA with respect to the acquisition of Capital Stock of E-Source prior to the Closing Date, the Closing Date Acquisition and any other Permitted Acquisitions that occur after the Closing Date, measuring the foregoing components of Consolidated Adjusted EBITDA as if such acquisitions occurred on the first day of the applicable period, but shall not apply with respect to the Bango Acquisition .  Notwithstanding the foregoing, (i) to the extent that the Bango Acquisition is consummated pursuant to Section 6.9(g)(i) with the consent of the Administrative Agent and (2) the Vertex NV EBITDA Election Notice has been delivered, the foregoing components of Consolidated Adjusted EBITDA shall include Vertex Refining NV, commencing with the fiscal month for which financial statements are delivered together with such Vertex NV EBITDA Election Notice and continuing thereafter (but not for periods prior to such fiscal month) and (ii) to the extent that the Bango Acquisition is consummated pursuant to Section 6.9(g)(ii), Vertex Refining NV shall be excluded from Consolidated Adjusted EBITDA pursuant to the  definition of “Subsidiary”.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Holdings and its Subsidiaries on a consolidated basis equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) interest income, plus (c) other non-ordinary course income (excluding any gains or losses attributable to Asset Sales), plus (d) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt, plus (b) Consolidated Capital Expenditures (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b), and (z) any proceeds of related financings with respect to such expenditures), plus (c) Consolidated Cash Interest Expense, plus (d) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures, and (iv) the current portion of taxes provided for with respect to such period in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10(e) payable on or before the Closing Date.

“Consolidated Liquidity” means, as of any date, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the sum of (i) Cash-on-hand of Holdings and its Subsidiaries held in one or more Controlled Accounts as of such date (provided that such cash shall be included without being held in Controlled Accounts until Controlled Accounts are required to be in place pursuant to Section 5.15), but excluding funds in the Vertex Refining Cash Collateral Account, plus (ii) the aggregate amount that may be drawn under the ABL Credit Agreement at such time (giving effect to any limitations on availability contained therein).

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum, without duplication, of (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus (c) income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (e) the minority interest of any Person (other than Holdings or any of its Subsidiaries) in the income (or loss) of any Subsidiary of Holdings in which such Person has a joint interest, including, without limitation, E-Source, (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Pro Forma Adjusted EBITDA” means, for any period, an amount equal to (i) Consolidated Adjusted EBITDA for such period plus (ii) the synergies applicable to such period that are set forth in Schedule 1.1(a) to this Agreement.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including, without limitation, the Term Loans, all Capital Leases, all outstanding Indebtedness under the ABL Credit Agreement but excluding all “earn-out” obligations and other deferred payment obligations with respect to any acquisition if and to the extent that such obligations are either (x) subject to an Earnout Subordination Agreement or (y) payable by Holdings and its Subsidiaries solely with common Capital Stock of  Holdings.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Account” means a Deposit Account of a Credit Party which is subject to the control of the Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms of the Pledge and Security Agreement.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Intercreditor Agreement, the Earnout Subordination Agreements, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means the Company, Holdings and each of their respective direct and indirect Subsidiaries that has guaranteed the Obligations or granted a First Priority Lien in substantially all of its assets to secure such guarantee.

“Cumulative Retained Excess Cash” means the aggregate cumulative amount of Excess Cash Flow (if positive) for each Fiscal Year for which the audited financial statements and the related Compliance Certificate have been delivered pursuant to Sections 5.1(c) and 5.1(d), commencing with the Fiscal Year ended December 31, 2014 (measured for the portion of the year commencing on the Closing Date and ending on December 31, 2014 for purposes of the Fiscal Year ending December 31, 2014), minus (ii) the portion of such Excess Cash Flow that has been (or is required to be) applied to prepay the Loans in accordance with Section 2.13.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Defaulted Loan” as defined in Section 2.21.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earnout Subordination Agreements” means that certain Subordination Agreement, dated as of the date hereof, by and between Benjamin Cowart and the Administrative Agent, and (ii) any other subordination agreement with respect to earnout obligations entered into by the Administrative Agent and any other Person after the Closing Date.

“Eligible Assignee” means (i)(a) any Lender, any Affiliate of any Lender and any Related Fund of any Lender (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (ii) any other Person (other than a natural Person) approved by Administrative Agent; provided, (y) neither (A) Holdings nor any Affiliate of Holdings nor (B) Benjamin P. Cowart nor any of his Affiliates shall, in any event, be an Eligible Assignee and (z) no Person owning or controlling any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (in each case, unless approved by Administrative Agent) shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“E-Source” means E-Source Holdings, LLC, a Texas limited liability company.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Existing Indebtedness” means

(i)   the term loan owed to Bank of America, N.A. under that certain Credit Agreement, dated as of August 3, 2012, between Holdings and Bank of America, N.A.,

(ii)   the capital leases owed to TFG-Louisiana, L.P. ("Tetra") under that certain Master Lease Agreement TFG/OR 022311, dated as of February 23, 2011, between Omega Refining and Tetra,

(iii)   accounts payable of Omega Refining owed to Sequoia Global, Inc. and certain other parties identified in writing in the Closing Statement (as defined in the Closing Date Purchase Agreement and delivered to the Administrative Agent on  or prior to the Closing Date) to be repaid on the Closing Date,

(iv)   all Indebtedness outstanding under that certain Promissory Note dated as of September 9, 2013 by Hammond Lubricant Works LLC, a Delaware limited liability company, CAM2 International LLC, a Colorado limited liability company, Bango Refining and Omega Refining in favor of Big 4 Investments, LLC, a Louisiana limited liability company,

(v)   all Indebtedness outstanding under that certain Amended and Restated Term Loan Credit Agreement dated as of September 9, 2013 by and among Omega Holdings, Omega Refining, Bango Refining, Hammond Lubricant Works LLC, a Delaware limited liability company and CAM2 International LLC, a Colorado limited liability company, Golden State, Point Pleasant Lubricants Works, LLC, the financial institutions from time to time party thereto, and Guggenheim Corporate Funding, LLC, as administrative agent,

(vi)   all Indebtedness outstanding under that certain Credit Agreement dated as of September 9, 2013 by and among Omega Holdings, Bango Refining, CAM2 International LLC, a Colorado limited liability company, Hammond Lubricant Works LLC, a Delaware limited liability company, Omega Refining, Golden State, the financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent,

(vii)   all but $3,200,000 of the Indebtedness outstanding under that certain Amended and Restated Term Loan Credit Agreement dated as of September 9, 2013 by and among Bango Refining, CAM2 International LLC, a Colorado limited liability company, Hammond Lubricant Works LLC, a Delaware limited liability company, and Omega Refining, Omega Holdings, Golden State, Point Pleasant Lubricants Works, LLC, and BBB Funding, LLC, and

(viii)   the obligations secured by the mechanic’s lien filed by Double Barrel Environmental Services, Inc.; and

(ix)   all obligations secured by other Liens on the assets being acquired on the Closing Date pursuant to the Closing Date Acquisition.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to GSBUSA or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement dated as of the date hereof between Company and Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien; provided however that the Lien securing the Obligations in the Accounts and Inventory (as such terms are defined in the Pledge and Security Agreement) of the Credit Parties shall be second in priority to the Liens of the ABL Agent in such assets to the extent provided in the Intercreditor Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the first Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for such Fiscal Quarter, to (b) Consolidated Fixed Charges for such Fiscal Quarter, (ii) the second Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the two Fiscal Quarters period ending on such date, to (b) Consolidated Fixed Charges for such two Fiscal Quarters, (iii) the third Fiscal Quarter period ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, to (b) Consolidated Fixed Charges for such three Fiscal Quarter period, and (iv) any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Default” as defined in Section 2.21.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

 “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Golden State” means Golden State Lubricants Works, LLC, a Delaware limited liability company.

 “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSBUSA” as defined in the preamble hereto.

 “Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Holdings and each Subsidiary of Company that guarantees the Obligations as set forth in Article VII.

“Guarantor Subsidiary” means any Subsidiary of Holdings that is a Guarantor.

 “Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the Fiscal Year ended December 31, 2013, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, (ii) for the interim period from January 1, 2014 to the Closing Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six (46) days before the Closing Date and for each monthly period completed prior to thirty-one (31) days prior to the Closing Date, in the case of clauses (i) and (ii), certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments and (iii) the quality of earnings report with respect to the properties being acquired in the Closing Date Acquisition prepared by Grant Thornton LLP contained in that certain Project Omega Financial Due Diligence Report dated March 2014.

“Holdings” as defined in the preamble hereto.

“Increased-Cost Lenders” as defined in Section 2.22.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services including, without limitation, any “earn-out” obligation (excluding any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Indemnitee Agent Party” as defined in Section 9.6.

“Installment” as defined in Section 2.11(a).

“Installment Date” as defined in Section 2.11(a).

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between Administrative Agent and the ABL Agent, in form and substance reasonably satisfactory to Administrative Agent.

 “Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each month, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Term Loan; and (ii) any LIBOR Rate Loan, (a) the last day of each month commencing on the first such date to occur after the Closing Date, and (b) the last day of each Interest Period applicable to such Term Loan.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any

Person (other than Holdings or any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

 “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Interest Rate Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently,  whether before or after entering into an Interest Rate Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date, to (ii) Consolidated Pro Forma Adjusted EBITDA for the period of 12 consecutive fiscal months ending on such date (or if such date of determination is not the last day of a fiscal month, for the most recently ended period of 12 consecutive fiscal months for which financial statements have been delivered).

“LIBOR Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (i) any lien, deed of trust, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

 “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, together with the Related Agreements, any documents governing or otherwise relating to the indebtedness permitted in Section 6.1(i), and those contracts and arrangements listed on Schedule 4.16.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof, and (b) all Leasehold Properties for which rental payments are in excess of $100,000 per fiscal year, including without limitation those set forth on Schedule 1.1(b).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

 “Non-US Lender” as defined in Section 2.19(c).

 “Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Interest Rate Agreement (including, without limitation, with respect to an Interest Rate Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise; provided, however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“Omega/Bango Financing Documents” means the notes, loan agreements, security agreements, mortgages and related documents evidencing loans and advances by Vertex Refining NV to Omega Refining and Bango Refining.

 “Omega Holdings” means Omega Holdings Company, LLC, a Delaware limited liability company.

“Omega Refining” means Omega Refining, LLC, a Delaware limited liability company.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Guarantor Subsidiaries (other than Vertex Refining NV), whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i)      the total consideration for all acquired businesses does not exceed $10,000,000 in the aggregate during the term of this Agreement;

(ii)     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, including without limitation pursuant to the penultimate paragraph of Section 6.1;

(iii)    Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.8(e));

(iv)   all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(v)     in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Guarantor Subsidiary thereof;

(vi)    Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company or such Permitted Acquisition is consummated, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(vii)   Company shall have delivered to Administrative Agent (A) at least 30 Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial and business information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8;

(viii)  any Person or assets or division as acquired in accordance herewith (y) shall be in same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date and (z) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated);

(ix)    the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(x)     such acquisition is funded solely from (1) Capital Stock of Holdings, (2) the net cash proceeds from a contemporaneous issuance of Capital Stock by Holdings, (3) on and following the second anniversary of the Bango Termination Date, funds on deposit in the Vertex Refining Cash Collateral Account, (4) cash on hand or loans made under the ABL Credit Agreement in an aggregate amount, when taken together with all other cash consideration for  Permitted Acquisitions made prior to the date thereof not funded with proceeds of the type referred to in clauses (1), (2) or (3), not to exceed the lesser of (x) $3,000,000 and (y) Cumulative Retained Excess Cash Flow  at such time and (5) any combination of the foregoing.

 “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder,  by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii)  includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Post Close Equity Raise” has the meaning set forth in Section 5.13.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s ten 10 largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York, 10282 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).

“Projections” as defined in Section 4.8.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender, by (ii) the aggregate Term Loan Exposure of all Lenders.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable discretion, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreements” means, collectively, the Closing Date Purchase Agreement, the ABL Credit Agreement, the Omega/Bango Financing Documents, the Tolling Agreement and all other material agreements executed in connection with the foregoing.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding; (iv) management or similar fees payable to any Affiliates of Holdings; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness subordinated to the Term Loan.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Seller” means, collectively, Omega Refining, Bango Refining and Omega Holdings.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Subject Transaction” as defined in Section 6.8(i).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Notwithstanding the foregoing, to the extent that the Bango Acquisition is consummated, Vertex Refining NV shall be deemed not to be a Subsidiary of Holdings solely for purposes of the definitions of Consolidated Adjusted EBITDA, Consolidated Capital Expenditures, Consolidated Cash Interest Expense, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Excess Cash Flow, Consolidated Fixed Charges, Consolidated Interest Expense, Consolidated Liquidity, Consolidated Net Income, Consolidated Pro Forma Adjusted EBITDA, Consolidated Working Capital, Consolidated Working Capital Adjustment, Fixed Charge Coverage Ratio (but shall be a Subsidiary for purposes of Consolidated Total Debt and Leverage Ratio), unless and until (x) the Bango Acquisition is consummated pursuant to Section 6.9(g)(i) with the consent of the Administrative Agent and (y) the Vertex NV EBITDA Election Notice has been delivered.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loan” means a term loan made by a Lender to Company pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $40,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, that prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earlier of (i) May 2, 2019, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.22.

“Title Policy” as defined in Section 3.1(h).

“Tolling Agreement” means that certain Tolling Agreement, dated as of May 2, 2014, between Company and Bango Refining.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Company or any of Company’s Subsidiaries in connection with the transactions contemplated by the Credit Documents, the Related Agreements and any Permitted Acquisitions, in each case to the extent approved in writing by Administrative Agent.

“Type of Loan” means with respect to the Term Loans, a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Vertex NV EBITDA” shall mean, for any period, the net income of Vertex Refining NV for such period, assuming corporate overhead of $80,000 per fiscal month, plus to the extent deducted in calculating net income, interest expense, income tax expense, depreciation and amortization in each case for such period.

“Vertex NV EBITDA Election Notice” shall mean a written notice delivered by the Borrower to the Administrative Agent at any date after the consummation of the Bango Acquisition pursuant to Section 6.9(g)(i) with the consent of the Administrative Agent, pursuant to which the Borrower elects to include Vertex Refining NV as  a “Subsidiary” pursuant to the proviso of the definition of “Subsidiary”.

“Vertex NV Ring Fence Termination Date” shall mean the date on which all of the following conditions are satisfied: (1) the Bango Acquisition has been consummated pursuant to Section 6.9(g)(i) with the consent of the Administrative Agent, (2) the Borrower has delivered the Vertex NV EBITDA Election Notice, (3) the Borrower has delivered financial statements to the Lenders pursuant to Section 5.1(a) for at least three full fiscal months ending after the Bango Acquisition, (4) the Vertex NV EBITDA for each of the three most recently ended fiscal months for which financial statements have been delivered pursuant to clause (3) above is positive, (5) the Leverage Ratio, measured as of the last day of the most recently ended fiscal month for which financial statements have been delivered pursuant to clause (3) above, is below 3.00:1.00, (5) no Default or Event of Default has occurred and is continuing or would result therefrom and (6) the Borrower has delivered to the Administrative Agent a certificate of its Authorized Officer certifying in reasonable detail (including as to the Leverage Ratio) that the foregoing conditions are satisfied, and the Administrative Agent shall have confirmed in writing that such conditions are satisfied.

“Vertex Refining Cash Collateral Account” has the meaning set forth in Section 5.13.

“Vertex Refining LA” means Vertex Refining LA, LLC, a Louisiana limited liability company.

“Vertex Refining NV” means Vertex Refining NV, LLC, a Nevada limited liability company.

Section 1.2.   Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained in this Agreement (including the financial covenants contained in this Agreement), any election by Holdings, any other Credit Party or any of their Subsidiaries to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 1.3.   Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to”

or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

ARTICLE 2.   TERM LOANS

Section 2.1.   Term Loans.

(a)   Term Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Company in an amount equal to such Lender’s Term Loan Commitment. Company may make only one borrowing under the Term Loan Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11(a) and 2.12, all amounts owed hereunder with respect to the Term Loans shall be paid in full in Cash no later than the Term Loan Maturity Date.  Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment.

(b)   Borrowing Mechanics for Term Loans.

(i)   Company shall deliver to Administrative Agent a fully executed Funding Notice, in form and substance reasonably satisfactory to Administrative Agent, no later than one Business Day prior to the Closing Date with respect to Term Loans made on the Closing Date.

(ii)   Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

Section 2.2.   [Intentionally Omitted].

Section 2.3.   [Intentionally Omitted].

Section 2.4.   Pro Rata Shares.

(a)    Pro Rata Shares.  All Term Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

(b)   Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Term Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

Section 2.5.   Use of Proceeds.  The proceeds of the Term Loans made on the Closing Date shall be applied by Company to (a) consummate the Closing Date Acquisition, (b) repay in full the Existing Indebtedness, and (c) pay fees, costs and expenses associated with the Closing Date Acquisition and the closing of this Agreement.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.6.   Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes.

(a)   Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitments or Company’s Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)   Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Term Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by

Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Term Loans, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitment or Company’s Obligations in respect of the Term Loan.  Company hereby designates the entity serving as Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)   Term Loan Notes.  If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Lender’s Term Loan.

Section 2.7.   Interest on Term Loans.

(a)   Except as otherwise set forth herein, the Term Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)   if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)   if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

(b)   The basis for determining the rate of interest with respect to the Term Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Conversion/Continuation Notice.  If on any day the Term Loan is outstanding with respect to which a Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Term Loan shall be continued or converted into a LIBOR Loan with an Interest Period of one month.

(c)   In connection with LIBOR Rate Loans there shall be no more than six (6) Interest Periods outstanding at any time.  In the event Company fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Conversion/Continuation Notice, such Term Loan (if outstanding as a LIBOR Rate Loan) will be automatically continued as a LIBOR Rate Loan with an Interest Period of one month on the last day of the then current Interest Period for such Term Loan (or if outstanding as a Base Rate loan will be converted into a LIBOR Rate

Loan with an Interest Period of one month).  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d)   Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on the Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(e)   Except as otherwise set forth herein, interest on each Term Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Term Loan; (ii) upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

Section 2.8.   Conversion/Continuation.

(a)   Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

(i)   to convert at any time all or any part of the Term Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Term Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Company shall pay all amounts due  under Section 2.17 in connection with any such conversion; or

(ii)   upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Term Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.

(b)   Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans

(or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9.   Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, any LIBOR Rate Loans may be converted to Base Rate Loans at the election of Administrative Agent at any time after the occurrence of such Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired) and thereupon shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.10.   Fees.  Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

Section 2.11.   Scheduled Payments.  The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing June 30, 2014:

Fiscal Quarter	Term Loan Installments
For the Fiscal Quarters ended June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015	$300,000
For the Fiscal Quarter ended June 30, 2015 and each Fiscal Quarter thereafter	$800,000

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full in Cash no later than the Term Loan Maturity Date.

Section 2.12.   Voluntary Prepayments.

(a)   Any time and from time to time:

(i)   with respect to Base Rate Loans, Company may prepay any such Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and

(ii)   with respect to LIBOR Rate Loans, Company may prepay any such Term Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(b)   All such prepayments shall be made:

(i)   upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(ii)   upon not less than three Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.14(a).

Section 2.13.   Mandatory Prepayments/Commitment Reductions.

(a)   Asset Sales.  No later than the first Business Day following the date of receipt by any Credit Party of any Net Asset Sale Proceeds in excess of $250,000 in the aggregate since the Closing Date, Company shall prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, Company shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds  (the “Asset Sale Reinvestment Amounts”) in long-term productive assets of the general type used in the business of Company and its Subsidiaries if such assets are purchased or constructed within one hundred eighty (180) days following receipt of such Net Asset Sale Proceeds (and so long as any such individual or aggregate investment in the amount of $250,000 or more has been consented to by Administrative Agent and Required Lenders); provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall be held at all times prior to such reinvestment, in a Controlled Account.  In the event that the Asset Sale Reinvestment Amounts are not reinvested by Company prior to the earlier of (i) the last day of such one hundred eighty (180) day period, and (ii) the date of the occurrence of an Event of

Default, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(a).

(b)   Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay the Term Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $250,000, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty days of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such reinvestment all Net Insurance/Condemnation Proceeds, shall be held at all times prior to such reinvestment, in a Controlled Account. In the event that the Net Insurance/Condemnation Proceeds are not reinvested by Company prior to the earlier of (i) the last day such one hundred eighty (180) day period, and (ii) the date of the occurrence of any Event of Default, Administrative Agent shall apply such Net Insurance/Condemnation Proceeds to the Obligations as set forth in Section 2.14(a).

(c)   Issuance of Equity Securities.  On the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, or (ii) for purposes approved in writing by Administrative Agent), Company shall prepay the Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to Persons who are not Affiliates of Holdings, including reasonable legal fees and expenses. Notwithstanding the foregoing, no mandatory prepayment of the Term Loans shall be required (i) from the net proceeds of the Post Close Equity Raise or (ii) to the extent that the net proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings are used (w) to prepay Capital Leases in an amount not to exceed $10,000,000 in the aggregate after the Closing Date, (x) for working capital purposes in an amount not to exceed $5,000,000, (y) to fund the working capital of Vertex Refining NV prior to the Vertex NV Ring Fence Termination Date or (z) in connection with a Permitted Acquisition.

(d)   Issuance of Debt.  On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to Persons who are not Affiliates of Holdings, including reasonable legal fees and expenses.

(e)   Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending

December 31, 2014, measured for the portion of the year commencing on the Closing Date and ending on December 31, 2014), Company shall, no later than ninety days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow if the Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 2.25 to 1.00 or (ii) 50% of such Consolidated Excess Cash Flow otherwise. Any amounts prepaid pursuant to this Section 2.13(e) with respect to any Fiscal Year in excess of the amounts required under the immediately preceding sentence shall be treated as voluntary prepayments made pursuant to Section 2.12(a).

(f)   [Intentionally Omitted].

(g)   Prepayment of Excess Outstanding Amounts.  To the extent that (x) the Consolidated Total Debt as of any date exceeds (y) Consolidated Pro Forma Adjusted EBITDA for the twelve month period ending on the last day of the most recent fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter (or, at any time prior to June 30, 2014, 4.00:1.00), Company shall immediately prepay the Term Loans (or with the written approval of the Administrative Agent, the loans outstanding under the ABL Credit Agreement) in an amount equal to 100% of such excess.

(h)   Tax Refunds.  On the date of receipt by Holdings or any of its Subsidiaries of any tax refunds in excess of $100,000 in the aggregate in any Fiscal Year, Company shall prepay the Obligations in the amount of such tax refunds in excess of $100,000.

(i)   Prepayment Certificate.  Concurrently with any prepayment of the Obligations pursuant to clauses 2.13(a) through 2.13(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to Lenders under Section 2.12(c), if any, as the case may be.  In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Obligations (or with the written approval of the Administrative Agent, the loans outstanding under the ABL Credit Agreement) in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(j)   Payments under the Closing Date Purchase Agreement.  On the date of receipt by Holdings or any of its Subsidiaries of any cash payment under the Closing Date Purchase Agreement or any document executed in connection therewith (including, but not limited to, all cash proceeds from releases of any escrowed amounts, all cash payments received in respect of any indemnification obligation, all repayments in cash of any loans extended by any Credit Party to Omega Refining, LLC or any of its Affiliates and all repayments under any other Indebtedness owed by Omega Refining, LLC or any of its Affiliates to any Credit Party), Company shall prepay Term Loans (or, if consented to in writing by the Administrative Agent, loans outstanding under the ABL Credit Agreement) in the amount of 100% of such payments.

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MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
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Section 2.14.   Application of Prepayments/Reductions.

(a)   Application of Prepayments by Type of Term Loans.  Any voluntary prepayments of Term Loans pursuant to Section 2.12 and any mandatory prepayment of the Term Loan pursuant to Section 2.13 shall be applied as follows:

first, to the payment of all fees, including any fees and amounts payable pursuant to the Fee Letter, and all expenses specified in Section 10.2, to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, to prepay Term Loans to reduce the remaining scheduled Installments of principal of the Term Loans, including the final installment due on the Term Loan Maturity Date, in inverse order of maturity;

fifth, to the payment of all other Obligations (other than contingent indemnification Obligations for which no claim has been made); and

sixth, remainder to the Credit Parties or to whoever may be lawfully entitled thereto.

Notwithstanding the foregoing, amounts received from any Credit Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor.

(b)   Application of Prepayments of Term Loans to Base Rate Loans and LIBOR Rate Loans.  Any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.17(c).

Section 2.15.   General Provisions Regarding Payments.

(a)   All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 12:00 p.m. (New York City time) on the date due at 200 West Street, New York, New York, 10282 or via wire transfer of immediately available funds to account number *** maintained by Administrative Agent with JPMorgan Chase Bank (ABA No. 021000021) in New York City (or at such other location or bank account within the City and State of New York as may be designated by Administrative Agent from time to time); funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b)   All payments in respect of the principal amount of the Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)   Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)   Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)   Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)   Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full in Cash.

(g)   If an Event of Default shall have occurred and not otherwise been waived, and the Obligations shall have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations (including, but not limited to, Obligations arising under any Interest Rate Agreement that are owing to any Lender or Lender Counterparty), including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any

Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 2.16.   Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral or in the Fee Letter, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.17.   Making or Maintaining LIBOR Rate Loans.

(a)   Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii)

any Conversion/Continuation Notice given by Company with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

(b)   Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Term Loans as, or to convert Term Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Term Loan as (or continue such Term Loan as or convert such Term Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Term Loans as, or to convert Term Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c)   Compensation for Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d)   Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)   Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

Section 2.18.   Increased Costs; Capital Adequacy.

(a)   Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For purposes of this Section 2.18(a), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued.

(b)   Capital Adequacy Adjustment.  In the event that any Lender shall have determined (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)           For the avoidance of doubt, subsections (a) and (b) of this Section 2.18 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International

Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto).

Section 2.19.   Taxes; Withholding, etc.

(a)   Payments to Be Free and Clear.  All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)   Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement in respect of payments to such Lender.

(c)   Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  If any Lender provides an Internal Revenue Service Form W-8IMY, such Lender must also attach the additional documentation that must be transmitted with Internal Revenue Service Form W-8IMY, including the appropriate forms described in this Section 2.19(c).  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.  Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.19(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.19(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.19(c) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d)   Taxes Imposed under FATCA; FATCA Covenant.

(i)   Notwithstanding anything to the contrary, Company shall be required to pay any additional amount pursuant to Section 2.19(b) with respect to any United States federal withholding tax imposed under FATCA.

(ii)   If any payment made to a Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Administrative Agent as may be necessary for Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

Section 2.20.   Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.21.   [Intentionally Omitted].

Section 2.22.   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Company to remove such Increased-Cost Lender), by giving written notice to Company and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  In the event that the Terminated Lender fails to execute an Assignment Agreement pursuant to Section 10.6 within five Business Days after receipt by the Terminated Lender of notice of replacement pursuant to this Section 2.22 and presentation to such Terminated Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 2.22, the Terminated Lender shall be deemed to have executed and delivered such Assignment Agreement, and upon the execution and delivery of Assignment Agreement by the Replacement Lender and Administrative Agent, shall be effective for purposes of this Section 2.22 and Section 10.6.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Term Loan Commitments such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

ARTICLE 3.   CONDITIONS PRECEDENT

Section 3.1.   Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (excluding, for the avoidance of doubt, any post-closing requirement set forth on Schedule 5.15):

(a)   Credit Documents.  Administrative Agent shall have received sufficient copies of each Credit Document executed and delivered by each applicable Credit Party for each Lender and the Intercreditor Agreement executed and delivered by the ABL Agent.   For the avoidance of doubt, ESource is a Subsidiary of Holdings but is not required to guaranty the Obligations or to pledge its assets to secure the Obligations; all of the Capital Stock of ESource owned by Holdings or any of its Subsidiaries is required to be pledged to secure the Obligations pursuant to the Pledge and Security Agreement.

(b)   Organizational Documents; Incumbency.  Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement, the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.  The organizational documents for ESource shall have been amended in a manner acceptable to the Administrative Agent.

(c)   Organizational and Capital Structure; Asset Transfer.  The organizational structure and capital structure of Holdings and its Subsidiaries, both before and after giving effect to the Closing Date Transactions, shall be satisfactory to Administrative Agent and Lenders and as set forth on Schedule 4.1.  Administrative Agent shall have received evidence acceptable to the Required Lenders that substantially all assets of Holdings have been transferred to Company pursuant to such bills of sale, assignments and other transfer documents as are acceptable to the Administrative Agent, other than those assets permitted to be transferred after the Closing Date pursuant to Section 5.15, that the Credit Parties have obtained all required consents with respect thereto, and Holdings shall have certified that it is in compliance with Section 6.14.

(d)   Consummation of Closing Date Acquisition.

(i)           All conditions to the Closing Date Acquisition set forth in Closing Date Purchase Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent, the Closing Date Acquisition shall have been consummated in accordance with the terms of the Closing Date Purchase Agreement and each of the other Closing Date Transactions shall have been, or will contemporaneously with the closing of the Term Loan be, consummated.

(ii)           Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement (including without limitation the Closing Date Purchase Agreement, the Omega/Bango Financing Documents, the Tolling Agreement and all amendments, waivers and/or modifications thereof).  Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

(iii)           All loans, notes and advances by BBB Funding, LLC, Thermo Fluids, Inc. and FCC Environmental, LLC shall be unsecured and subordinated to all loans, advances and other liabilities owed by Omega Holdings or its Subsidiaries to any other creditors (excluding for this purpose the accrual of any salaries to officers and employees in the ordinary course of business), including without limitation the loans made by Vertex Refining NV to Omega Refining and Bango Refining in a manner satisfactory to the Administrative Agent; provided, however, that (w) the loans owed to BBB Funding, LLC in an aggregate principal amount not to exceed $6,500,000 may be secured by a second priority Lien in the assets of Bango Refining prior to the Bango Acquisition and a first priority Lien in the Capital Stock of Holdings issued to the Seller on the date that the Closing Date Acquisition is consummated, (x) the loans owed to FCC Environmental, LLC may be secured by a first priority Lien in up to 116,145 shares of Capital Stock of Holdings issued to the Seller on the date that the Bango Acquisition is consummated, (y) the loans owed to Thermo Fluids, Inc. may be secured by a first priority Lien in up to 183,855 shares of Capital Stock of Holdings issued to the Seller on the date that the Bango Acquisition is consummated and (z) the loans owed to BBB Funding, LLC in an aggregate principal amount not to exceed $1,500,000 (the “BBB Post Close Loans”) may be secured by a first priority Lien in the casualty insurance proceeds payable with respect to the Bango facility so long as (1) Vertex Refining NV has a second priority Lien in such casualty insurance proceeds and (2) BBB Funding LLC is obligated to fund the full $1,500,000 of BBB Post Close Loans before any Investments are made pursuant to the Omega/Bango Financing Documents.  Each of BBB Funding, LLC, Thermo Fluids, Inc. and FCC Environmental, LLC shall have executed and delivered to the Company releases of Holdings, it Subsidiaries and their creditors from all existing and future claims that it may have related to any of its loans, advances or other investments in the Seller or in Holdings or any of its Subsidiaries, as well as the transactions contemplated hereby or by the Related Agreements, in form and substance satisfactory to the Administrative Agent.

(e)   Existing Indebtedness.  On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full in Cash all Existing Indebtedness with the proceeds of the Term Loan, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent payoff letters from the lenders holding such Existing Indebtedness and all documents or instruments necessary to release all Liens securing such Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date (which documents or instruments releasing Liens may be delivered in escrow pending solely the payment of the funds required in the related payoff letter or subject to other arrangements satisfactory to Administrative Agent), in each case in form and substance satisfactory to Administrative Agent, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder to support the obligations of Holdings and its Subsidiaries with respect thereto.

(f)    Transaction Costs.  On or prior to the Closing Date, Company shall have delivered to Administrative Agent Company’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent) to be paid on or prior to the Closing Date.

(g)   Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h)   Real Estate Assets.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Administrative Agent and Collateral Agent shall have received from Company and each applicable Guarantor:

(i)   fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(h) (each, a “Closing Date Mortgaged Property”);

(ii)   in the case of each Leasehold Property that is a Closing Date Mortgaged Property, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iii)   (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(iv)   evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

(v)   ALTA surveys of all Closing Date Mortgaged Properties (other than any Closing Date Mortgaged Properties acquired in the Closing Date Acquisition), certified to Collateral Agent.

(i)   Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i)   evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)   A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii)   evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (i) a Landlord Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Credit Party, and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j)   Environmental Reports.  Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent,

regarding environmental matters relating to the Facilities, which reports shall include a Phase I Report for each of the Facilities specified by Administrative Agent.

(k)   Financial Statements; Projections.  Lenders shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Closing Date Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, (iii) pro forma consolidated and consolidating income statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Closing Date Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (iv) the Projections.

(l)   Evidence of Insurance.  Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(m)   Opinions of Counsel to Credit Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Reinhart Boerner Van Deuren s.c., Dean Allcorn, Esq. and Stone Pigman Walther Witmann L.L.C., counsel for Credit Parties, in the form of Exhibit D and as to such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(n)   Fees.  Company shall have paid to Administrative Agent the fees payable on the Closing Date referred to in Section 2.10(e).

(o)   Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Company dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Closing Date Transactions and the Term Loan to be made on the Closing Date, each of Company and its Subsidiaries is and will be Solvent.

(p)   Closing Date Certificate.  Holdings and Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(q)   Closing Date.  Lenders shall have made the Term Loans to Company on or before May 2, 2014.

(r)   No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of

Administrative Agent, singly or in the aggregate, materially impairs the Closing Date Transaction, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could have a Material Adverse Effect.

(s)   Due Diligence.  Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to Holdings and its Subsidiaries as of the Closing Date that are materially inconsistent with the material previously provided to Administrative Agent for its due diligence review of Holdings and its Subsidiaries, including, without limitation, satisfactory completion and review of business due diligence, acquisition target due diligence, management background checks, legal and regulatory due diligence, review of third party accounting due diligence and market study and customer due diligence.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, true and complete description of (and otherwise completed its diligence with satisfactory results with respect to) all liabilities of the Seller and their subsidiaries as of the Closing Date (both before and after giving effect to the Closing Date Acquisition and the transactions contemplated hereby on the Closing Date), including without limitation all Indebtedness, accounts payable, contingent liabilities, litigation, environmental claims and any other claims against the Sellers or any of their subsidiaries, and the schedule for paying the foregoing items either on the Closing Date or thereafter.

(t)   Minimum EBITDA.  The pro forma income statement delivered pursuant to Section 3.1(k) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that the Company shall have generated trailing twelve month Consolidated Pro Forma Adjusted EBITDA for the twelve month period ending December 31, 2013 of at least $14,000,000.

(u)   Minimum Consolidated Liquidity.  The Company shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash on the Closing Date, the Company shall have at least $3,000,000 of Consolidated Liquidity.

(v)   Maximum Leverage Ratio. The pro forma balance sheet delivered pursuant to Section 3.1(k) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash on the Closing Date, the ratio of (i) Consolidated Total Debt for the Company and its Subsidiaries as of the Closing Date to (ii) Consolidated Pro Forma Adjusted EBITDA for the twelve-month period ending December 31, 2013 shall not be greater than 4:00:1.00.

(w)   Maximum Capital Leases.  The Company shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to the Closing Date Transactions, Indebtedness with respect to Capital Leases shall not be greater than $2,100,000.

(x)   No Material Adverse Change.  Since December 31, 2013, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(y)   ABL Credit Agreement.  Administrative Agent shall have received copies (certified by an Authorized Officer of the Company) of the fully executed ABL Credit Agreement and each of the “Loan Documents” (as defined in the ABL Credit Agreement) related thereto, all in form and substance reasonably satisfactory to Administrative Agent.

(z)   Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(aa)   Service of Process.  On the Closing Date, Administrative Agent shall have received evidence that each Credit Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.

(bb)   Funding Notice.  Administrative Agent shall have received a fully executed Funding Notice, in form and substance reasonably satisfactory to Administrative Agent, with respect to the Term Loan and a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(cc)   Representations and Warranties; Event of Default.  The representations and warranties contained herein and in the other Credit Documents shall be true and correct.  No event shall have occurred and be continuing or would result from making of the Term Loan that would constitute an Event of Default.

Each Lender, by delivering its signature page to this Agreement and funding the Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

Section 3.2.   Conditions Subsequent to the Closing Date.  Company shall fulfill, on or before the date applicable thereto (which date can be extended in writing by Administrative Agent in its sole discretion), each of the conditions subsequent specified in Section 5.15.

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date, that the following statements are true and correct it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Closing Date Transactions contemplated hereby:

Section 4.1.   Organization; Requisite Power and Authority; Qualification.  Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.2.   Capital Stock and Ownership.  The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Closing Date Transactions.

Section 4.3.   Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.4.   No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral  Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.5.   Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

Section 4.6.   Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.7.   Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Holdings and any of its Subsidiaries taken as a whole.

Section 4.8.   Projections.  On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for the period of Fiscal Year 2014 through and including Fiscal Year 2018, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.

Section 4.9.   No Material Adverse Change.  Since December 31, 2013, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10.   No Restricted Junior Payments.  Since December 31, 2013, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

Section 4.11.   Adverse Proceedings, etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws

(including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.12.   Payment of Taxes.  Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.13.   Properties.

(a)   Title.  Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)   Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.  None of the Real Estate Assets listed on Schedule 4.13 are Material Real Estate Assets, other than the Real Estate Assets listed on Schedule 3.1(h).

Section 4.14.   Environmental Matters.  Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any

Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.14, Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Other than the processing of used motor oil in the ordinary course of its business in all material respects in accordance with Environmental Laws, (i) neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and (ii) none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.15.   No Defaults.  Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.16.   Material Contracts.  Schedule 4.16 contains a true, correct and complete list of all Material Contracts in effect on the Closing Date, which, together with any updates provided pursuant to Section 5.1(l), all such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.16 or in such updates).  On the Closing Date, all parties to whom any deferred purchase price or “earn-out” obligations are owed by Holdings or any of its Subsidiaries have executed and delivered to the Administrative Agent an Earnout Subordination Agreement, other than Kevin Ellis.

Section 4.17.   Governmental Regulation.  Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.18.   Margin Stock.  Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Term Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.19.   Employee Matters.  Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries,  and (c) to the best knowledge of Holdings and Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.20.   Employee Benefit Plans.  Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of

ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.21.   Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.22.   Solvency.  Each Credit Party is and, upon the incurrence of any Credit Extension by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.23.   Related Agreements.

(a)   Delivery.  Holdings and Company have delivered to Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)   Representations and Warranties.  Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).  Notwithstanding anything in any Related Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date for the benefit of Lenders.

(c)   Governmental Approvals.  All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Closing Date Transactions have been obtained and are in full force and effect.

(d)   Conditions Precedent.  On the Closing Date, (i) all of the conditions to effecting or consummating the Closing Date Transactions set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent, waived, and (ii) the Closing Date Transactions have been consummated in accordance with the Related Agreements and all applicable laws.

(e)   Shareholder Loans.  To the knowledge of the Company, after due inquiry with Omega Refining and Bango Refining and after giving effect to the repayment of loans occurring on the Closing Date, the only shareholder or member of Omega Holdings or its Subsidiaries that has made advances to Omega Holdings or its Subsidiaries (excluding for this purpose the accrual of any salaries to officers and employees in the ordinary course of business) is BBB Funding, LLC.

Section 4.24.   Compliance with Statutes, etc.  Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of  its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.25.   Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.26.   Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”).  No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 5.   AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Term Loan Commitment is in effect and until payment in full in cash of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1.   Financial Statements and Other Reports.  Unless otherwise provided below, Holdings will deliver to Administrative Agent and Lenders:

(a)   Monthly Reports.  As soon as available, and in any event within 30 days after the end of each month (including months which began prior to the Closing Date), the consolidated balance sheet of Holdings and its Subsidiaries and consolidating balance sheet of Vertex Refining NV, in each case as at the end of such month and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Holdings and its Subsidiaries and consolidating statements of income and cash flows of Vertex Refining NV, in each case for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification with respect thereto and any other operating reports prepared by management for such period;

(b)   Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated balance sheets of Holdings and its Subsidiaries and the consolidating balance sheet of Vertex Refining NV, in each case as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries and consolidating statements of income and cash flows of Vertex Refining NV, in each case for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)   Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of LLB & Associates Ltd., LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)   Compliance Certificate.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)   Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f)   Notice of Default.  Promptly upon any officer of Holdings or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g)   Notice of Litigation.  Promptly upon any officer of Holdings or Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, involves monetary liability greater than $100,000 individually or $250,000 in the aggregate or could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or (iii) any substantial dispute with a Governmental Authority, written notice thereof together with such other information as may be reasonably available to Holdings or Company to enable Lenders and their counsel to evaluate such matters;

(h)   ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)   Financial Plan.  As soon as practicable and in any event no later than thirty days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Term Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Term Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Term Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agents;

(j)   Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)   Notice of Change in Board of Directors.  With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings or Company;

(l)   Notice Regarding Material Contracts.  Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m)   Environmental Reports, Audits and Notices.  As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries or any notice of liability or alleged liability under any Environmental Law arising out of or directly affecting the properties or operations of the Credit Parties;

(n)   Information Regarding Collateral.  (a)  Company will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any

Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number.  Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o)   Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p)   Aging Reports.  Upon request of the Agent, (i) a summary of the accounts receivable aging report of each Credit Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Credit Party as of the end of such period;

(q)   Metric Reports.  Together with each delivery of financial statements of the Company and each other Credit Party pursuant to Section 5.1(a), a report setting forth certain key performance indicators, including monthly input and output volumes, sales price per gallon and costs per gallon, in a form consistent with the reports delivered to the Agent prior to the Closing Date.

(r)   Tax Returns;.  As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Credit Party.

(s)   Borrowing Base Certificates.  Upon delivery thereof to ABL Agent, but no less frequently than monthly, (i) each borrowing base certificate as of the last day of such month certifying as to the Borrowing Base (as defined under the ABL Credit Agreement, and (ii) all supporting information for the calculation of the Borrowing Base, including supporting schedules, inventory listings, accounts payable, accounts receivable agings and such other information as ABL may have requested.

(t)   Appraisals; Field Exams.  Promptly following completion thereof, copies of any appraisals and field exams delivered under the ABL Credit Agreement, to the extent made available by ABL Lender.

(u)   Notices and information furnished under the ABL Credit Agreement.  A copy of each item delivered by any Credit Party pursuant to Section 8.1 of the ABL Credit Agreement and each Loan Request (as defined in the ABL Credit Agreement).

(v)   ABL Loan Certificate.  Concurrently with the delivery of the financial statements pursuant to Section 5.1(a), any borrowing base certificate pursuant to Section 5.1(s) and any Loan Request pursuant to Section 5.1(u), a certificate from an Authorized Officer demonstrating that (after giving pro forma effect to such Loan Request in the case of a certificate delivered together with a Loan Request), (x) the Leverage Ratio (measuring Consolidated Pro Forma Adjusted EBITDA for the most recently ended twelve month period for which financial statements have been delivered) would not exceed the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter (or, at any time prior to June 30, 2014, 4.00:1.00) and (y) Consolidated Liquidity shall not be less than the minimum Consolidated Liquidity set forth in Section 6.8(d).

(w)   Other Information.  (A) Promptly upon request by Administrative Agent, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

Section 5.2.   Existence.  Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.3.   Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the

Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).  In addition, Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

Section 5.4.   Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.5.   Insurance.  Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

Section 5.6.   Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

Section 5.7.   Lenders Meetings.  Holdings and Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

Section 5.8.   Compliance with Laws; Contractual Obligations.  Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) and Contractual Obligations, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9.   Environmental.

(a)   Environmental Disclosure.  Holdings will deliver to Administrative Agent and Lenders:

(i)   as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)   promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings or Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)   as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such agency is investigating whether

Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)   prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)   with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)   Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.   Subsidiaries.  In the event that any Person becomes a Subsidiary of Company after the Closing Date, Company shall (a) concurrently with such Person becoming a Subsidiary cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h), 3.1(i), 3.1(j), and 3.1(m).  With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

Section 5.11.   Additional Material Real Estate Assets.  In the event that any Credit Party acquires or leases a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of

Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(h), 3.1(i), and 3.1(j) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.  In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

Section 5.12.   Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries.

Section 5.13.   Equity Raise.  Holdings shall issue shares of its common Capital Stock after the Closing Date and no later than the earlier of (x) June 30, 2014 and (y) the date that any Credit Party makes any Investment in Bango Refining after the Closing Date, the net proceeds of which to Holdings are at least $10,000,000 (the “Post Close Equity Raise”).  Holdings shall immediately deposit the net cash proceeds from the Post Close Equity Raise into a Deposit Account in the name of the Company in which the Collateral Agent has a first priority Lien (and in which the lenders under the ABL Credit Agreement may have a second priority Lien) (the “Vertex Refining Cash Collateral Account”).  The Company shall disburse the funds in the Vertex Refining Cash Collateral Account (and shall cause Vertex Refining NV to apply such funds) in accordance with Section 5.14(b) below.

Section 5.14.   Miscellaneous Business Covenants.  Unless otherwise consented to by Agents and Requisite Lenders:

(a)           Non-Consolidation.  Holdings will and will cause each of its Subsidiaries to:  (i)  maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.  Holdings will cause the Credit Parties not to commingle their funds or assets with those of Vertex Refining NV, which shall maintain separate books and records, assets and funds for all purposes, unless and until the Vertex NV Ring Fence Termination Date occurs.

(b)           Cash Management Systems.  Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including, without limitation, with respect to blocked account arrangements.  The Company will not withdraw funds from the Vertex Refining Cash Collateral Account, except to the extent that (1) the withdrawn funds are immediately contributed to Vertex Refining NV and applied by Vertex Refining NV (x) to fund Investments permitted under Section 6.7(f) or otherwise permitted in writing by the Required Lenders, (y) to fund (i) the purchase of used motor oil to be refined by Bango Refining and processing fees pursuant to the tolling agreement and (ii) the purchase of up to $1,000,000 of capital equipment to be used at the facilities to be acquired in the Bango Acquisition, and (z) to the extent that the Bango Acquisition has been consummated, to finance the working capital requirements of Vertex Refining NV, (2) the second anniversary of the Bango Termination Date has occurred, no Default or Event of Default has occurred and is continuing and the withdrawn funds are used to (x) finance working capital of the Credit Parties (in which case such funds may be moved to other Controlled Accounts) (y) Permitted Acquisitions and (z) Capital Expenditures and (3) the Administrative Agent has received at least two Business Days’ prior written notice of the withdrawal of such funds and the application of the proceeds thereof.

(c)           Communication with Accountants. Each Credit Party executing this Agreement authorizes Administrative Agent to communicate directly with such Credit Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Administrative Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party; provided however, that Administrative Agent or the applicable Lender, as the case may be, shall provide such Credit Party with notice at least two (2) Business Days prior to first initiating any such communication.

(d)           Activities of Management.  Each member of the senior management team of each Credit Party shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Credit Parties.

Section 5.15.   Post-Closing Matters.  Company shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by the Agent.

ARTICLE 6.   NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full in cash of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1.   Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)   the Obligations;

(b)   Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor, or of Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

(c)   Indebtedness incurred by Holdings or any of its Subsidiaries under the ABL Credit Agreement in an aggregate amount outstanding not to exceed (i) $30,000,000 at any time plus (ii) up to $2,000,000 in Protective Advances (as defined in the Credit Agreement); provided, that (x) except in the case of Protective Advances within the limit of clause (ii) above, the Borrower has delivered to the Administrative Agent at least one Business Day prior to the funding or issuance of any Indebtedness under the ABL Credit Agreement a certificate certifying in reasonable detail that the conditions in clause (y) below are satisfied, and the Administrative Agent shall have confirmed in writing that the conditions in clause (y) below are satisfied, and (y) except for Protective Advances within the limits of clause (ii) above, no additional Indebtedness may be borrowed or incurred under the ABL Credit Agreement if after giving effect thereto (1) the aggregate loans and letters of credit extended under the ABL Credit Agreement would exceed the Borrowing Base (as defined in the ABL Credit Agreement as in effect on the Closing Date) or (2) the Leverage Ratio (measuring Consolidated Pro Forma Adjusted EBITDA for the most recently ended twelve month period for which financial statements have been delivered) would not exceed the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter (or, at any time prior to June 30, 2014, 4.00:1.00); provided, however, Vertex Refining NV shall not be permitted to guaranty any Indebtedness under or with respect to the ABL Credit Agreement to the extent that the Bango Acquisition is consummated pursuant to Section 6.9(g)(ii) without the consent of the Administrative Agent and the Guaranty of the Obligations by Vertex Refining NV is released pursuant to Section 7.12;

(d)   Indemnities arising under agreements entered into by any Credit Party or its Subsidiary in the ordinary course of business;

(e)   guaranties by Company of Indebtedness of a Guarantor or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(f)   Indebtedness existing on the Closing Date and described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended;

provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(g)   Indebtedness in an aggregate amount not to exceed at any time $2,000,000 with respect to (x) Capital Leases, (y) purchase money Indebtedness and (z) other Indebtedness incurred in the ordinary course of business; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (ii) constitute not less than 90% of the aggregate consideration paid with respect to such asset;

(h)   Banking Service Obligations (as defined in the Intercreditor Agreement) in an aggregate amount not to exceed $1,000,000, provided that liability with respect to automated clearinghouse transactions shall be permitted without regard to the foregoing cap; and

(i)   to the extent that the Bango Acquisition has been consummated pursuant to Section 6.9(g)(ii) without the consent of the Administrative Agent, Indebtedness of Vertex Refining NV in an aggregate amount not to exceed $6,000,000; provided, that such Indebtedness is not guaranteed by Holdings or any of its other Subsidiaries, neither Holdings nor any of its other Subsidiaries has any liability or recourse of such Indebtedness, no assets of Holdings or any of its other Subsidiaries are subject to any Liens securing such Indebtedness and the Capital Stock of Vertex Refining NV remains subject to a Lien securing the Obligations.

In addition to the foregoing, from and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, incur, assume or guaranty, or otherwise become directly or indirectly liable to pay any “earn-out” or other deferred purchase price obligations with respect to any acquisition permitted under Section 6.9(h) or (i).  For the avoidance of doubt, no Revolving Credit Swap Obligations or Term Loan Swap Obligations are permitted hereunder without the prior written consent of the Required Lenders.

Notwithstanding the foregoing, at no time prior to the Vertex NV Ring Fence Termination Date shall (x) Vertex Refining NV incur any Indebtedness pursuant to subsections (b), (c) or (e) above (except that Vertex Refining NV may guarantee the Indebtedness permitted pursuant to subsection (c) above pursuant to subsection (e) above), (y) the Company nor any other Subsidiary Guarantor lend any Indebtedness to Vertex Refining NV pursuant to subsection (b) above or guarantee any Indebtedness of Vertex Refining NV pursuant to subsection (e) above or (z) the accounts, inventory or other assets of Vertex Refining NV be included in the Borrowing Base (as defined in the ABL Credit Agreement); provided, that Vertex Refining NV may borrow Indebtedness pursuant to subsection (b) in an aggregate amount not to exceed $2,000,000, the Company and its other Guarantor Subsidiaries may lend such Indebtedness (subject to the foregoing limitation) to Vertex Refining NV pursuant to subsection (b) above, and the accounts, inventory or other assets of Vertex Refining NV may be included in the Borrowing Base (as defined in the ABL Credit Agreement), so long as (1) the Bango Acquisition has been consummated pursuant to Section 6.9(g)(i) with the consent of the Administrative Agent, (2) the

Borrower has delivered the Vertex NV EBITDA Election Notice, (3) the Borrower has delivered financial statements to the Lenders pursuant to Section 5.1(a) for at least three full fiscal months ending after the Bango Acquisition, (4) the Vertex NV EBITDA for each of the three most recently ended fiscal months for which financial statements have been delivered pursuant to clause (3) above is positive, (5) the Leverage Ratio, measured as of the last day of the most recently ended fiscal month for which financial statements have been delivered pursuant to clause (3) above and giving pro forma effect to any Indebtedness being borrowed by, or to finance a loan to, Vertex Refining NV, is below 3.50:1.00, (5) no Default or Event of Default has occurred and is continuing or would result therefrom and (6) the Borrower has delivered to the Administrative Agent at least two Business Days prior to the funding of such Indebtedness to Vertex Refining NV a certificate of its Authorized Officer certifying in reasonable detail (including as to the Leverage Ratio) that the foregoing conditions in this proviso are satisfied, to the extent that any Indebtedness is being borrowed pursuant to subsection (c) above (either directly by Vertex Refining NV or by any other Credit Party to finance Indebtedness to Vertex Refining NV pursuant to subsection (b) above), the conditions set forth in subsection (c) are satisfied, and the Administrative Agent shall have confirmed in writing that such conditions are satisfied.

Section 6.2.   Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a)   (i) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document and (ii) Liens on Collateral securing Indebtedness permitted under Section 6.1(c) and 6.1(h) to the extent such Liens are subject to the terms of the Intercreditor Agreement; provided, however, no Liens on assets of Vertex Refining NV shall be permitted to secure Indebtedness permitted under Section 6.1(c) and 6.1(h) to the extent that the Bango Acquisition is consummated pursuant to Section 6.9(g)(ii) without the consent of the Administrative Agent and the Liens in favor of the Collateral Agent granted by Vertex Refining NV are released pursuant to Section 7.12;

(b)   Liens for Taxes if the obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as the aggregate amount of such Taxes does not exceed $250,000;

(c)   statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue, that are being contested in good faith by appropriate proceedings diligently conducted, reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and within 60 days after the entry thereof and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by Insurance (subject to the customary deductible);

(d)   Liens incurred in the ordinary course of business (x) in connection with workers’ compensation, unemployment insurance and other types of social security, or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) which in the aggregate under this clause (y) do not exceed $100,000 at any time, in each case, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)   easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the use of real property or the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f)   Liens existing on the Closing Date and described in Schedule 6.2;

(g)   Liens securing purchase money Indebtedness and capital lease obligations permitted pursuant to Section 6.1(g); provided, any such Lien shall encumber only the asset acquired with the proceeds of  such Indebtedness; and

(h)   to the extent that the Bango Acquisition occurs pursuant to Section 6.9(g)(ii), Liens on assets (but not Capital Stock) of Vertex Refining NV securing Indebtedness permitted under Section 6.1(i).

Section 6.3.   Equitable Lien.  If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

Section 6.4.   No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions in the ABL Credit Agreement as in effect on the Closing Date (or to the extent amended to be less restrictive), (c) restrictions applicable solely to Vertex Refining NV in loan documents governing Indebtedness permitted under Section 6.1(i), and (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.5.   Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments to Holdings (i) in an aggregate amount not to exceed $50,000 in any trailing twelve month period, to the extent necessary to permit Holdings to pay general administrative costs and expenses, and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose.  Notwithstanding anything herein to the contrary, no amount shall be permitted to be distributed by any Credit Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.

Section 6.6.   Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company, in each case other than restrictions (i) in the ABL Credit Agreement, (ii) restrictions applicable solely to Vertex Refining NV in loan documents governing Indebtedness permitted under Section 6.1(i), (iii) in agreements evidencing purchase money Indebtedness permitted by Section 6.1(g) that impose restrictions on the property so acquired, (iv) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (v) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

Section 6.7.   Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except:

(a)   Investments in Cash and Cash Equivalents;

(b)   equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Guarantor Subsidiary of Company; provided, that prior to the Vertex NV Ring Fence Termination Date, no Investment may be made in Vertex Refining NV other than equity Investments funded from the Vertex Refining Cash Collateral Account in accordance with Section 5.14(b) or from the net cash proceeds from contemporaneous equity issuances by Holdings;

(c)   intercompany loans to the extent permitted under Section 6.1(b) and subject to the final paragraph of Section 6.1, provided, that prior to the Vertex NV Ring Fence Termination Date, no intercompany loans may be made to Vertex Refining NV;

(d)   expense accounts of employees of Holdings and its Subsidiaries in the ordinary course of business which do not, in the aggregate, at any time exceed $25,000;

(e)   Investments permitted under Section 6.9(f), (g), (h) and (i);

(f)   loans made by Vertex Refining NV to Omega Refining and Bango Refining, and guaranteed by Omega Holdings, in an aggregate amount not to exceed $6,000,000 to the extent (1) such loans are evidenced by that certain Secured Promissory Note, dated as of the Closing Date, issued by Omega Refining and Bango Refining in favor of Vertex Refining NV, (2) such loans are made on the terms set forth in the Closing Date Purchase Agreement and such Secured Promissory Note, (3) such loans are secured by a first priority Lien on all assets of Omega Refining and Bango Refining, except that the Liens in the collateral insurance proceeds with respect to the Bango facility may be subordinated to Liens securing up to $1,500,000 of loans advanced by BBB Funding, LLC after the Closing Date to Bango Refining,  (4) the Omega Facility Documents have all been pledged to the Collateral Agent pursuant to the Pledge and Security Agreement and all related collateral has been collaterally assigned to the Collateral Agent, including delivery of such UCC amendments and collateral assignments of mortgages or deeds of trust as the Administrative Agent shall request and (5) Vertex Refining NV have required cash management provisions and control accounts in a manner reasonably satisfactory to the Administrative Agent; provided, that, (x) subject to compliance with the preceding subsections (1) – (5), all purchase price and UMO loans may be made on the Closing Date and (y) following the Closing Date no additional loans shall be funded under this Section 6.7(f) unless and until the Post Close Equity Raise shall have occurred.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

Section 6.8.   Financial Covenants.

(a)   Fixed Charge Coverage Ratio.  Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2014, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
For the Fiscal Quarter ending June 30, 2014	0.90:1.00
For the Fiscal Quarter ending September 30, 2014	1.10:1.00

Fiscal Quarter	Fixed Charge Coverage Ratio
For each Fiscal Quarter ending December 31, 2014 and thereafter	1.25:1.00

(b)   Leverage Ratio.  Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2014, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
For each Fiscal Quarter ending June 30, 2014 and September 30, 2014	4.00:1.00
For the Fiscal Quarter ending December 31, 2014	3.50:1.00
For each Fiscal Quarter ending March 31, 2015 and June 30, 2015	3.00:1.00
For each Fiscal Quarter ending September 30, 2015, December 31, 2015, March 31, 2016 and June 30, 2016	2.50:1.00
For each Fiscal Quarter ending September 30, 2016 and thereafter	2.00:1.00

(c)   Consolidated Adjusted EBITDA.  Holdings shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2014, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated, provided that (i) for the Fiscal Quarter ending June 30, 2014, Consolidated Adjusted EBITDA shall be measured for the two Fiscal Quarter period then ended and (ii) for the Fiscal Quarter ending September 30, 2014, Consolidated Adjusted EBITDA shall be measured for the three Fiscal Quarter period then ended:

Fiscal Quarter	Consolidated Adjusted EBITDA
For the Fiscal Quarter ending June 30, 2014	$4,250,000
For the Fiscal Quarter ending September 30, 2014	$7,750,000
For the Fiscal Quarter ending December 31, 2014	$11,500,000

Fiscal Quarter	Consolidated Adjusted EBITDA
For the Fiscal Quarter ending March 31, 2015	$13,500,000
For each Fiscal Quarter ending June 30, 2015 and September 30, 2015	$14,000,000
For each Fiscal Quarter ending December 31, 2015 and March 31, 2016	$14,500,000
For each Fiscal Quarter ending June 30, 2016 and September 30, 2016	$15,000,000
For each Fiscal Quarter ending December 31, 2016 and March 31, 2017	$15,500,000
For each Fiscal Quarter ending June 30, 2017 and September 30, 2017	$16,000,000
For each Fiscal Quarter ending December 31, 2017 and March 31, 2018	$16,500,000
For each Fiscal Quarter ending June 30, 2018 and thereafter	$17,000,000

(d)   Minimum Consolidated Liquidity.  Holdings shall not permit Consolidated Liquidity to be less than $3,000,000 at any time from and after the Closing Date.

(e)   Certain Calculations.  With respect to any period during which the acquisition of Capital Stock of E-Source, the Closing Date Acquisition, a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Administrative Agent in its sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Term Loans incurred during such period).  For the avoidance of doubt, the Bango Acquisition shall not be a Subject Transaction.

Section 6.9.   Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)   any Subsidiary of Holdings may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, that (x) in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and (y) unless and until the Vertex NV Ring Fence Termination Date has occurred, in no event shall Vertex Refining NV be merged with or into Holdings or any of its other Subsidiaries, be liquidated, wound up or dissolved, or have all or any part of its business, property or assets conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Holdings or any of its other Subsidiaries;

(b)   sales or other dispositions of assets that do not constitute Asset Sales;

(c)   sales or other dispositions of inventory in the ordinary course of business;

(d)   disposals of obsolete or worn out property;

(e)   Investments made in accordance with subsections (a) through (d) and subsection (f) of Section 6.7;

(f)   the Closing Date Acquisition;

(g)   the Bango Acquisition so long as either (i) the Administrative Agent has consented in writing to the Bango Acquisition, or (ii) the following conditions are satisfied: (A) no Default or Event of Default shall be continuing or would result after giving pro forma effect to the Bango Acquisition, (B) the assets acquired in the Bango Acquisition shall be held solely by Vertex Refining NV, (C) the Company has delivered written notice to the Administrative Agent that the Bango Facility is operational and the Company reasonably expects the closing of the Bango Acquisition to occur in the next 15 to 60 days after the date of delivery of such notice, and the Administrative Agent has not consented in writing to the Bango Acquisition, (D) the Bango Acquisition shall have been consummated at least 15 days and not more than 60 days after delivery of the notice described in clause (C) above in accordance with the Closing Date Purchase Agreement, without any amendment or modification of the Closing Date Purchase Agreement, and all conditions precedent to the Bango Acquisition set forth therein shall have been satisfied (and not waived), (E) no proceeds of any Loans or any other funds of Holdings and its Subsidiaries (other than Capital Stock of Holdings) shall be applied to pay any portion of the purchase price for the Bango Acquisition, (F) all transactions between the Bango Subsidiary and any Credit Party shall either be subject to and in accordance with a master shared services agreement approved in writing by the Administrative Agent or otherwise approved in writing by the Administrative Agent, (G) the Bango Acquisition shall have been consummated no later than March 31, 2015,  (H) all remaining liabilities of Omega Refining, Bango Refining or their affiliates are (1) paid in full, (2) fully released by the applicable party or (3) retained by the Seller with a full release of Vertex Refining NV, its affiliates and creditors from such liabilities pursuant to documentation satisfactory in form and substance to the Administrative Agent, in each case at the time of the closing of the Bango Acquisition, (I) the lenders under the ABL Credit Agreement, simultaneously upon the consummation of the Bango Acquisition, release and cancel the Guarantee and Liens of Vertex Refining NV securing Indebtedness permitted under Section 6.1(c) and 6.1(h), and (J) the Borrower has certified to the Administrative Agent that the foregoing conditions (A) through (I) are satisfied;

(h)   Permitted Acquisitions; and

(i)   other Investments made by any Credit Party after the Closing Date in an aggregate amount not to exceed at any time $100,000; provided that this subsection (i) shall not be available for Permitted Acquisitions or any Investment in ESource or, prior to the Vertex NV Ring Fence Termination Date, Vertex Refining NV.

Section 6.10.   Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.11.   Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided, that, unless and until the Vertex NV Ring Fence Termination Date occurs, Vertex Refining NV shall not sell and lease back any property with Holdings or any of its other Subsidiaries.

Section 6.12.   Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Holdings or of any such holder; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if both (i) Administrative Agent has consented thereto in writing prior to the consummation thereof and (ii) the terms of such transaction are not less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (a) any transaction between Company and any Guarantor Subsidiary (except that unless and until the Vertex NV Ring Fence Termination Date has occurred, Vertex Refining NV shall not enter into any transaction with Holdings or its other Subsidiaries unless such transaction is subject to and in accordance with a master shared services agreement approved in writing by the Administrative Agent or otherwise approved in writing by the Administrative Agent); (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.12.  Company shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder to Administrative Agent.

Section 6.13.   Conduct of Business; Subsidiaries.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than  the businesses engaged in by such Credit Party on the Closing Date.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, form, create, or incorporate any Subsidiary without the prior written consent of the Administrative Agent and Requisite Lenders.

Section 6.14.   Permitted Activities of Holdings.  Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever, other than guarantees and obligations under the Credit Documents and the ABL Credit Agreement and the guaranty of the performance by Vertex Refining LA of its obligations under the Assumed Contracts (as defined under the Closing Date Purchase Agreement); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or Liens permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Company; (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; and (iv) prior to the applicable dates set forth on Schedule 5.15, holding the assets and contracts described on Schedule 5.15; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Company (or indirectly through the Company in Vertex Refining NV from the funds from a contemporaneous equity issuance by Holdings after the Closing Date); or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; provided, that Holdings shall be permitted to be parties to the contracts and maintain bank accounts and employee benefit and compensation plans that it is party to and maintains on the Closing Date until such time as those items are required to be have been transferred to the Borrower pursuant to Section 5.15.

Section 6.15.   Amendments or Waivers of Certain Related Agreements.  No Credit Party shall nor shall it permit any of its Subsidiaries to, (a) agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its rights under any Related Agreement (other than the ABL Credit Agreement) after the Closing Date without in each case obtaining the prior written consent of Administrative Agent and Requisite Lenders to such amendment, restatement, supplement or other modification or waiver or (b) except as permitted under the Intercreditor Agreement agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its rights under the ABL Credit Agreement.

Section 6.16.   [Intentionally Omitted].

Section 6.17.   Fiscal Year; Accounting Methods.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end from December 31 or change its method of accounting (other than immaterial changes in methods or as required by GAAP).

Section 6.18.   Deposit Accounts.  No Credit Party shall establish or maintain a Deposit Account that is not a Controlled Account, and no Credit Party will deposit proceeds in a Deposit Account which is not a Controlled Account.

Section 6.19.   Amendments to Organizational Documents and Material Contracts.  No Credit Party shall (a) amend or permit any amendments to any Credit Party’s Organizational Documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract (other than the Related Agreements) if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders.

Section 6.20.   Prepayments of Certain Indebtedness; Earnouts.  No Credit Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Lien (other than Liens securing the ABL Credit Agreement) if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, (iii) loans and advances under the ABL Credit Agreement and (iv) under Indebtedness permitted under Section 6.1(i) to the extent that no Default or Event of Default exists or would result after giving effect to such payment.  No Credit Party may make any “earn-out” payments or other similar payments if a Default or Event of Default exists at the time of such payment or would arise after giving effect to any such payment, unless such payment is made with common Capital Stock of Holdings.  Company shall provide notice to the Administrative Agent prior to making any such payment, which notice shall demonstrate pro forma compliance with Section 6.8(d) after giving effect to such payment.

ARTICLE 7.   GUARANTY

Section 7.1.   Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full in cash of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.2.   Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3.   Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.  § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed

Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4.   Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)   this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)   Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c)   the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Interest Rate Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or Interest Rate Agreements; and

(f)   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Interest Rate Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Interest Rate Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Interest Rate Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Interest Rate Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5.   Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Interest Rate Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6.   Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full in cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full in cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full in cash, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7.   Subordination of Other Obligations.  Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.8.   Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9.   Authority of Guarantors or Company.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10.   Financial Condition of Company.  Any Credit Extension may be made to Company or continued from time to time, and any Interest Rate Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Interest Rate Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company.  Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Interest Rate Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

Section 7.11.   Bankruptcy, etc. (a)   So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)   In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12.   Discharge of Guaranty.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.   If the Bango Acquisition is consummated pursuant to Section 6.9(g)(ii) and the Guaranty and Liens granted by Vertex Refining NV with respect to the Indebtedness permitted under Section 6.1(c) and (h) are simultaneously released and terminated, the Guaranty of Vertex Refining NV hereunder and the Liens granted by Vertex Refining NV to secure the Obligations shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective at the time the foregoing conditions are satisfied.

Section 7.13.   Qualified ECP Guarantor.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until a payment in full in cash of the Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 8.   EVENTS OF DEFAULT

Section 8.1.   Events of Default.  If any one or more of the following conditions or events shall occur:

(a)   Failure to Make Payments When Due.  Failure by Company to pay (i) the principal of and premium, if any, on the Term Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of the Term Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) when due any interest on the Term Loan or any fee or any other amount due hereunder or under any other Credit Document.

(b)   Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual or aggregate principal amount of $250,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) any “Default” (as defined in the ABL Credit Agreement) has occurred and is continuing; or (iv) any breach or default by any Credit Party under any term, condition, provision, representation or warranty contained in any Related Agreement or Material Contract that continues for five Business Days, if the effect of such breach or default is to cause, or to permit the other parties to such Related Agreement or Material Contract, as the case may be, to terminate such Related Agreement or Material Contract.

(c)   Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Section 5.1, Section 5.2, Section

5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.13, Section 5.14, or Article VI; or

(d)   Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)   Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days; or

(f)   Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)   Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)   Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate at any time an amount in excess of $250,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), or any non-monetary judgment that could be, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed); or

(i)   Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)   Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $100,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA; or

(k)   Change of Control.   A Change of Control shall occur; or

(l)   Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(m)   a Material Adverse Effect has occurred.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Term Loan Commitments, if any, of each Lender having such Term Loan Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Term Loans and (II) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e); and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

ARTICLE 9.   AGENTS

Section 9.1.   Appointment of Agents.  GSBUSA is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSBUSA, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Article IX are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

Section 9.2.   Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

Section 9.3.   General Immunity.

(a)   No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans.

(b)   Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such

Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

Section 9.4.   Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.5.   Lenders’ Representations, Warranties and Acknowledgment.

(a)   Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)   Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c)   Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Credit Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Administrative Agent.

Section 9.6.   Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.7.   Successor Administrative Agent and Collateral Agent.

(a)   Administrative Agent and Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company.  Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent and Collateral Agent.  Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b)   Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of GSBUSA without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Company and the Lenders of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

Section 9.8.   Collateral Documents and Guaranty.

(a)   Agents under Collateral Documents and Guaranty.  Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)   Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

ARTICLE 10.   MISCELLANEOUS

Section 10.1.   Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

Section 10.2.   Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all of Administrative Agent’s actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all of the Agents’ costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) all reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all of Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by Administrative Agent; (f) all actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Term Loans and Term Loan

Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.3.   Indemnity.

(a)   In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)   To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4.   Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and their respective Affiliates each of is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5.   Amendments and Waivers.

(a)   Requisite Lenders’ Consent.  Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letter), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders.

(b)   Affected Lenders’ Consent.  Without the written consent of each Lender  that would be affected thereby, no amendment, modification, termination, or consent of any of the Credit Documents (other than the Fee Letter) shall be effective if the effect thereof would:

(i)   extend the scheduled final maturity of the Term Loan or Term Loan Note;

(ii)   waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)   reduce the rate of interest on the Term Loan (other than any waiver of any increase in the interest rate applicable to the Term Loan pursuant to Section 2.9) or any fee payable hereunder;

(iv)   extend the time for payment of any such interest or fees;

(v)   reduce the principal amount of the Term Loan;

(vi)   amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii)   amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(viii)   release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(ix)   consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c)   Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letter), or consent to any departure by any Credit Party therefrom, shall:

(i)   amend the definition of “Requisite Lenders” without the consent of Requisite Lenders; or

(ii)   amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)   Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such  Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Section 10.6.   Successors and Assigns; Participations.

(a)   Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Register.  Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Term Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c)   Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of the Term Loan and any related Term Loan Commitments):

(i)   to any Person meeting the criteria of clause (i)(a) or clause (ii)(a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent; and

(ii)   to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Term Loan) with respect to the assignment of Term Loans.

(d)   Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(c).

(e)   Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f)   Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Term Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loan

Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of Term Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party.

(g)   Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect the Term Loan Commitment of such assignee and any Term Loan Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Term Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term Loan Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Term Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Term Loan Commitments and/or outstanding Term Loans of the assignee and/or the assigning Lender.

(h)   Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of the Term Loan or Term Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Term Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating.  Company agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.19 as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(i)   Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Term Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.7.   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8.   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Term Loans.

Section 10.9.   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10.   Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11.   Severability.  In case any provision in or obligation hereunder or any Term Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12.   Obligations Several; Actions in Concert.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Term Loan Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Term Loan Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders (as applicable).

Section 10.13.   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14.   APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE

LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Section 10.15.   CONSENT TO JURISDICTION.  (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(cc) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)           EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR ON NATIONAL CORPORATE RESEARCH, LTD., LOCATED AT 10 E. 40TH STREET, 10TH FLOOR, NEW YORK, NEW YORK 10016 (ATTENTION:  COLLEEN DE VRIES), AND HEREBY APPOINTS NATIONAL CORPORATE RESEARCH, LTD. AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS.  ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.  IN THE EVENT NATIONAL CORPORATE RESEARCH, LTD. SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY CREDIT PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.15 ABOVE, AND ACCEPTABLE TO ADMINISTRATIVE AGENT, AS EACH CREDIT PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH CREDIT PARTY’S BEHALF SERVICE OF ANY AND

ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

Section 10.16.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17.   Confidentiality.  Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of the Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, and (v) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.  Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties)(collectively, “Trade Announcements”).  No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent.

Section 10.18.   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 10.20.   Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.21.   Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VERTEX ENERGY OPERATING, LLC

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX ENERGY, INC.

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX ACQUISITION SUB, LLC

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX MERGER SUB, LLC

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX REFINING NV, LLC

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX REFINING LA, LLC

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

CEDAR MARINE TERMINALS, LP
CROSSROAD CARRIERS, L.P.
VERTEX RECOVERY, L.P.
H & H OIL, LP.

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

VERTEX II GP, LLC

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

GOLDEN STATE LUBRICANTS WORKS, LLC

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President and Chief Executive Officer

GOLDMAN SACHS BANK USA, a New York State-Chartered Bank, as Administrative Agent, Lead Arranger, Collateral Agent and Lender

By: /s/ Stephen W. Hipp
Name: Stephen W. Hipp
Title: Authorized Signatory

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Bank USA	$40,000,000.00	100%
Total	$40,000,000	100%

APPENDIX A-1-1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

Vertex Energy, Inc.
Vertex Energy Operating, LLC
Each other Guarantor
1331 Gemini Street, Suite 250
Houston, TX 77058
Attention:  Chris Carlson, Chief Financial Officer
Facsimile:  281-754-4185
E-mail: chrisc@vertexenergy.com

in each case, with a copy to:
Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Attention:  Timothy P. Reardon
Facsimile:  414-298-8097
E-mail: treardon@reinhartlaw.com

APPENDIX B-1

GOLDMAN SACHS BANK USA
 as Administrative Agent, Collateral Agent,
Lead Arranger, and a Lender

Goldman Sachs Bank USA
6011 Connection Drive
Irving, Texas 75039
Attention:  Vertex Energy Account Manager
Telecopier:  (972) 368-5099

with a copy to:

Goldman Sachs Bank USA
6011 Connection Drive
Irving, Texas 75039
Attention: GSBUSA In-House Counsel
Telecopier:  (972) 368-5099

APPENDIX B-2

**************************************************
MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
**************************************************

SCHEDULE 1.1(a)
TO CREDIT AND GUARANTY AGREEMENT
Adjustments to EBITDA due to Synergies

Period	Applicable Synergies
Jan-13	$***
Feb-13	$***
Mar-13	$***
Apr-13	$***
May-13	$***
Jun-13	$***
Jul-13	$***
Aug-13	$***
Sep-13	$***
Oct-13	$***
Nov-13	$***
Dec-13	$***
Jan-14	$***
Feb-14	$***
Mar-14	$***
Apr-14	$***
May-14	$***

SCHEDULE 1.1(b)
TO CREDIT AND GUARANTY AGREEMENT
Certain Material Real Estate Assets
(a)
Fee-Owned Real Estate Assets
20909 FM 685, Pflugerville, TX 78660
7311 Decker Drive, Baytown, TX 77520
7941 Recycle Drive, Corpus Christi, TX 78409

(b)
Leasehold Properties
The Company leases property located at 1331 Gemini Street, Suite 250, Houston, TX 77058 pursuant to that certain Lease Agreement dated May 9, 2009 between Cole Gemini, Ltd. and the Company (as successor in interest to Vertex Energy L.P.), as amended by First Amendment to Office Lease Agreement dated June 8, 2012 (the "Gemini Lease")

E-Source leases property located at 1055 Gemini Street, Houston, TX 77058 pursuant to that certain Lease Agreement dated October 1, 2012 between BBP Landtex Technologies, Inc. and E-Source.
Cedar Marine Terminals, LP leases property located at 200 Atlantic Pipeline Rd., Baytown, TX 77520 pursuant to the CMT Lease.
Vertex Refining LA leases property located at 5000 River Road, Marrero, LA 70072 pursuant to that certain Land Lease dated April 30, 2008 between Magellan Terminals Holdings, L.P. (f/k/a Marrero Terminal LLC) and Vertex Refining LA (as successor in interest to Omega Refining, LLC), as amended by First Amendment to Land Lease dated October 29, 2009 and Second Amendment to Land Lease dated March 11, 2011 (the "Marrero Lease").

Vertex Refining LA leases property located at 278 E. Ravenna Road, Myrtle Grove, LA 70037 pursuant to that certain Commercial Lease dated May 25, 2012 between Plaquemines Holdings, LLC and Vertex Refining LA (as successor in interest to Omega Refining, LLC), as amended by First Amendment to Commercial Lease dated May 2013 (the "Myrtle Grove Lease")

Golden State leases property located at 1134 Manor Street, Oildale, CA 93308 pursuant to that certain Lease, Storage and Service Agreement dated April 2011 between Tricor Refining, LLC and Golden State (the "Bakersfield Lease")

H & H Oil, L.P. leases property located at 11626 Old Corpus Christi Hwy, San Antonio, TX 78223 pursuant to that certain Lease date June 1, 2010 between H & H Oil, L.P. and the Floyd V. Percival 1999 Trust (the "San Antonio Lease")

SCHEDULE 3.1(h)
TO CREDIT AND GUARANTY AGREEMENT
Closing Date Mortgaged Properties

Closing Date Mortgaged Properties
20909 FM 685, Pflugerville, TX 78660
7311 Decker Drive, Baytown, TX 77520
7941 Recycle Drive, Corpus Christi, TX 78409
200 Atlantic Pipeline Rd., Baytown, TX 77520
5000 River Road, Marrero, LA 70072
278 E. Ravenna Road, Myrtle Grove, LA 70037

SCHEDULE 4.1
TO CREDIT AND GUARANTY AGREEMENT
Jurisdictions of Organization and Qualification

Credit Party	Capital Structure/Owner	Type of Interest	Ownership
Vertex Energy, Inc., a Nevada corporation	Publicly traded*	Common stock	*
Vertex Energy Operating, LLC, a Texas limited liability company	Vertex Energy, Inc.	Membership interests	100%
E-Source Holdings, LLC, a Texas limited liability company	Vertex Energy Operating, LLC	Membership interests	100%
Vertex Refining NV, LLC, a Nevada limited liability company	Vertex Energy Operating, LLC	Membership interests	100%
Vertex Refining LA, LLC, a Louisiana limited liability company	Vertex Energy Operating, LLC	Membership interests	100%
Vertex II GP, LLC, a Nevada limited liability company	Vertex Energy Operating, LLC	Membership interests	100%
Vertex Merger Sub, LLC, a California limited liability company	Vertex Energy Operating, LLC	Membership interests	100%
Vertex Acquisition Sub, LLC, a Nevada limited liability company	Vertex Energy Operating, LLC	Membership interests	100%
Cedar Marine Terminals, LP, a Texas limited partnership	Vertex Acquisition Sub, LLC	Partnership Interests	100%
Crossroad Carriers, L.P., a Texas limited partnership	Vertex Acquisition Sub, LLC	Partnership Interests	100%
Vertex Recovery, L.P., a Texas limited partnership	Vertex Acquisition Sub, LLC	Partnership Interests	100%
H & H Oil, L.P., a Texas limited partnership	Vertex Recovery, L.P.	Partnership Interests	100%
Golden State Lubricants Works, LLC, a Delaware limited liability company	Vertex Refining NV, LLC	Membership Interests	100%
*Benjamin P. Cowart owns approximately 36% of the issued and outstanding common stock and Chris Carlson owns approximately 5% of the issued and outstanding common stock.

SCHEDULE 4.2
TO CREDIT AND GUARANTY AGREEMENT
Capital Stock and Ownership

Stock Options:

GRANTEE	ISSUE DATE	EXPIRATION DATE	TERM	NUMBER OF OPTIONS	EXERCISE PRICE
Tranche 1*	3/2/2007	3/17/2017	10	27,500	11.100
Tranche 2*	5/22/2007	5/19/2017	10	285,600	14.200
Tranche 3*	5/2/2004	4/30/2014	10	45,000	15.000
Tranche 4*	11/05/06	11/02/16	10	5,000	20.500
Tranche 5*	11/02/05	10/31/15	10	34,000	22.500
Tranche 6*	04/19/05	04/17/15	10	104,000	27.000
Tranche 7*	12/24/04	12/22/14	10	700	37.000
Chris Carlson	05/16/08	05/16/18	10	140,000	1.200
Greg Wallace	05/16/08	05/16/18	10	124,000	1.200
John Strickland	05/16/08	05/16/18	10	60,000	1.200
Dean Allcorn	05/16/08	05/16/18	10	7,500	1.200
John Schultz	05/16/08	05/16/18	10	20,000	1.200
David Loev	05/16/08	05/16/18	10	10,000	1.200
Dan Borgen	6/2/2008	6/2/2018	10	20,000	1.200
Matt Lieb	04/01/09	04/01/19	10	200,000	0.50
Ben Cowart	07/15/09	07/15/14	5	80,000	0.45
Dan Borgen	07/15/09	07/15/19	10	80,000	0.45
Greg Wallace	07/15/09	07/15/19	10	100,000	0.45
Chris Carlson	07/15/09	07/15/19	10	25,000	0.45
John Strickland	07/15/09	07/15/19	10	25,000	0.45
Matt Lieb	07/15/09	07/15/19	10	50,000	0.45
Kathy Scott	07/15/09	07/15/19	10	25,000	0.45
Allison Szempruch	07/15/09	07/15/19	10	10,000	0.45
Chris Stratton	07/15/09	07/15/19	10	100,000	0.45
John Strickland	9/23/2011	9/23/2021	10	50,000	2.75
John Strickland Jr.	9/23/2011	9/23/2021	10	20,000	2.75
Kathy Scott	9/23/2011	9/23/2021	10	20,000	2.75
John Schulz	9/23/2011	9/23/2021	10	15,000	2.75
Kevin Cowart	9/23/2011	9/23/2021	10	15,000	2.75
Allison Szempruch	9/23/2011	9/23/2021	10	10,000	2.75
Chris Carlson	9/23/2011	9/23/2021	10	100,000	2.75
David Phillips	9/23/2011	9/23/2021	10	25,000	2.75
Dan Borgen	9/23/2011	9/23/2021	10	25,000	2.75
Christopher Stratton	9/23/2011	9/23/2021	10	25,000	2.75

GRANTEE	ISSUE DATE	EXPIRATION DATE	TERM	NUMBER OF OPTIONS	EXERCISE PRICE
Ben Cowart	9/23/2011	9/23/2021	5	25,000	3.03
John Strickland	8/17/2012	8/17/2022	10	150,000	1.82
Mike Stieneker	9/19/2012	9/19/2022	10	25,000	2.10
Michael Carter	9/19/2012	9/19/2022	10	25,000	2.10
Douglas Lee	9/19/2012	9/19/2022	10	15,000	2.10
Bailey Kirk	9/19/2012	9/19/2022	10	10,000	2.10
Dan Borgen	9/27/2013	9/27/2023	10	60,000	2.96
David Phillips	9/27/2013	9/27/2023	10	60,000	2.96
Christopher Stratton	9/27/2013	9/27/2023	10	60,000	2.96
Timothy Harvey	9/27/2013	9/27/2023	10	60,000	2.96
Chris Carlson	9/27/2013	9/27/2023	10	100,000	2.96
Mike Stieneker	9/27/2013	9/27/2023	10	75,000	2.96
Ben Cowart	9/27/2013	9/27/2018	5	100,000	3.26

* The option tranches listed above as Tranche 1 – Tranche 7 consist of options issued to directors and employees of World Waste Technologies.

Warrants:

GRANTEE	ISSUE DATE	EXPIRATION DATE	TERM	NUMBER OF WARRANTS	EXERCISE PRICE
DJ Investment Fund	5/10/2011	5/10/2015	4	6,250	1.75
Tranche 1*	5/1/2004	5/1/2014	10	16,667	15.000
Tranche 2*	11/5/2004	11/5/2014	10	6,667	27.000
Tranche 3*	4/18/2005	4/18/2015	10	26,667	27.000
Tranche 4*	5/2/2005	5/2/2015	10	3,334	27.000
Tranche 5*	12/21/2004	12/21/2014	10	467	37.000
Tranche 6*	11/1/2005	11/1/2015	10	22,667	22.500
Tranche 7*	12/23/2005	12/23/2015	10	19,333	27.000
Tranche 8*	11/4/2006	11/4/2016	10	3,333	27.000
Tranche 9*	11/4/2006	11/4/2016	10	3,333	20.500
Tranche 10*	1/17/2007	1/17/2017	10	13,333	15.500
Tranche 11*	3/2/2007	3/2/2017	10	8,333	11.100
Tranche 12*	3/20/2007	3/20/2017	10	3,333	11.100
Tranche 13*	5/21/2007	5/21/2017	10	188,400	14.200
Tranche 14*	2/27/2008	2/26/2018	10	96,667	1.550

* The warrant tranches listed above as Tranche 1 – Tranche 14 consist of (a) matching, "make whole" warrants that were issued to investors in World Waste Technologies and (b) warrants issued to directors and employees of World Waste Technologies.

Unless otherwise noted, the ownership interests set forth below reflect the ownership interests of such Subsidiary both before and after giving effect to the Closing Date Transactions.

Issuer	Owner	Ownership Interest	Type
Vertex Energy Operating, LLC	Holdings	100%	Membership Interests
E-Source Holdings, LLC	Vertex Energy Operating, LLC	70%	Membership Interests
Vertex Refining NV, LLC	Vertex Energy Operating, LLC	100%	Membership Interests
Vertex Refining LA, LLC	Vertex Energy Operating, LLC	100%	Membership Interests
Vertex II GP, LLC	Vertex Energy Operating, LLC	100%	Membership Interests
Vertex Merger Sub, LLC	Vertex Energy Operating, LLC	100%	Membership Interests
Vertex Acquisition Sub, LLC	Vertex Energy Operating, LLC	100%	Membership Interests
Cedar Marine Terminals, LP	Vertex Acquisition Sub, LLC	100%	Partnership Interests
Crossroad Carriers, L.P.	Vertex Acquisition Sub, LLC	100%	Partnership Interests
Vertex Recovery, L.P.	Vertex Acquisition Sub, LLC	100%	Partnership Interests
H & H Oil, L.P.	Vertex Recovery, L.P.	100%	Partnership Interests
*Golden State Lubricants Works, LLC	Vertex Refining NV, LLC	100%	Membership Interests
*To be acquired in connection with the Closing Date Transactions.

SCHEDULE 4.13
TO CREDIT AND GUARANTY AGREEMENT
Real Estate Assets

(i)

Schedule 1.1(b) is incorporated herein by reference.

(ii)

1. The Gemini Lease (1331 Gemini Street, Suite 250, Houston, TX 77058)

2. The CMT Lease (200 Atlantic Pipeline Rd., Baytown, TX 77520)

3. The Marrero Lease (5000 River Road, Marrero, LA 70072)

4. The Myrtle Grove Lease (278 E. Ravenna Road, Myrtle Grove, LA 70037)

5. The Bakersfield Lease (1134 Manor Street, Oildale, CA 93308)

6. The San Antonio Lease (11626 Old Corpus Christi Hwy, San Antonio, TX 78223)

SCHEDULE 4.14
TO CREDIT AND GUARANTY AGREEMENT
Environmental Matters

1.
Marrero Facility.  As indicated below, Omega Refining has demonstrated a prior pattern of non-compliance with respect to its discharge of wastewater from the Marrero, LA facility.  Any liabilities arising out of such instances are "Excluded Liabilities," as such term is defined in the Closing Date Purchase Agreement.  Vertex Refining LA expects to operate the facility on a post-closing basis in compliance with applicable Environmental Law and does not anticipate continuing Omega Refining's pattern of non-compliance.

a.
July 31, 2013 - Jefferson Parish Dept. of Environmental Affairs Notice of non-compliance letter regarding Discharge Permit No. JP-SC-0094-011402-M-11-2, exceedence of wastewater discharge limits for oil and grease at parking lot manhole.

b.
July 16, 2013 - Jefferson Parish Dept. of Environmental Affairs Notice of non-compliance regarding Discharge Permit No. JP-SC-0094-011402-M-11-2, exceedence of wastewater discharge limits for oil and grease on March 5-7, 2013, and exceedence of bis (2-ethylhexyl) phthalate on March 5-7, 2013.

c.
April 18, 2013 - Jefferson Parish Dept. of Environmental Affairs Compliance Order, Enforcement Tracking No. 2013-0001 regarding Discharge Permit No. JP-SC-0094-011402-M-11-2, samples taken on May 9, 2012 from manhole with diesel and oil contamination in two Parish lift stations, alleged violations: (i) lack of protection from accidental discharges; (ii) unauthorized discharge; (iii) improper discharges to sanitary sewer; (iv) general prohibition on discharge of pollutants to sewers; (v) prohibition on discharge of oils and grease; (vi) prohibition on discharge of noxious material; (vii) prohibition on discharge of solid or viscous wastes; (viii) prohibition on discharge of toxic substances; (ix) inaccurate discharge permit/application and (x) improper reporting.

d.
June 9, 2008 - The Marrero Facility lacks coverage under the Louisiana Pollutant Discharge Elimination System (LPDES) Multi-Sector General Permit for Storm Water Discharges Associated with Industrial Activities and has not drafted a Storm Water Pollution Prevention Plan to manage storm water discharges at the Marrero Facility to ensure compliance with applicable permit requirements.

SCHEDULE 4.16
TO CREDIT AND GUARANTY AGREEMENT
Material Contracts

1. Related Agreements
2.    Loan Agreement dated March 4, 2013 between E-Source Holdings, LLC and Texas Citizens Bank and the U.S. Small Business Administration Note dated March 4, 2013 by E-Source Holdings, LLC in favor of Texas Citizens Bank in the original principal amount of $2,093,000

3.    Third Amended Company Agreement for E-Source Holdings, LLC effective as of January 1, 2014 between Vertex Energy Operating, LLC (as successor in interest to Vertex Energy, Inc.) and BBP Landtex Group, LLC

4. Tolling Agreement dated July 1, 2012 between Vertex Energy, Inc. and KMTEX LLC, as amended by First Amendment dated November 1, 2013
5. Master Lease Agreement No. 253640900000 dated February 27, 2013 between Vertex Energy, Inc. and Banc of America Leasing & Capital, LLC and Schedule No. 001 dated April 22, 2013
6. The Gemini Lease
7. The CMT Lease
8. The Marrero Lease
9. The Myrtle Grove Lease
10.   Schedule No. 004 dated May 15, 2012, as amended by Amendment No. 1 dated September 28, 2012, to Master Lease Agreement No. MEF0659 dated March 3, 2009 between Pacific Western Equipment Finance and Vertex Refining LA, LLC (as successor in interest to Omega Refining, LLC)

11. Unit Purchase Agreement dated August 14, 2012 among Vertex Energy, Inc., Vertex Acquisition Sub, LLC, Vertex Holdings, L.P. and B & S Cowart Family L.P.
12. Limited Liability Membership Purchase Agreement dated effective October 1, 2013 among Kevin Ellis, Vertex Energy, Inc. and E-Source Holdings, LLC
13.   Terminaling Services Agreement dated May 1, 2008 between Magellan Terminals Holdings, L.P. (f/k/a Marrero Terminal LLC) and Vertex Refining LA, LLC (as successor in interest to Omega Refining, LLC (the "Marrero TSA")

14.   Operation and Maintenance Agreement dated November 3, 2010 between Magellan Terminals Holdings, L.P. (f/k/a Marrero Terminal, LLC) and Vertex Refining LA, LLC (as successor in interest to Omega Refining, LLC (the "Marrero Operation Agreement," and collectively with the Marrero Lease and the Marrero TSA, the "Marrero Agreements")

15. Joint Marketing Agreement dated April 10, 2011 between Rio Energy International, Inc. and Vertex Energy, Inc.

SCHEDULE 5.15
TO CREDIT AND GUARANTY AGREEMENT
Certain Post Closing Matters

Certain Post-Closing Matters

1.
On or before thirty (30) days after the Closing Date, the Credit Parties shall provide documentation or perform sampling, with results satisfactory to Administrative Agent in its sole discretion, to address the recognized environmental condition and notable finding identified in the Marrero LA Phase I ESA prepared by BVNA and dated April 15, 2014.

2.
On or before ninety (90) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the Credit Parties shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that the following agreements have been assigned from Vertex Energy, Inc. or Vertex Energy LP to Company, with the consent of the counterparty thereto:

a.           That certain Sales Agreement dated December 14, 2013 between Enjet, LLC and Vertex Energy, Inc.;
b.           That certain Tolling Agreement dated July 1, 2012, as amended by the First Amendment to Processing Agreement, dated as of November 1, 2013, between KMTEX LLC and Vertex Energy, Inc.;
c.           That certain Feedstock Oil Supply Agreement dated December 6, 2012 between Heartland Group Holdings, LLC and Vertex Energy, Inc.;
d.           That certain Confidential Discount Agreement dated October 30, 2013 between Vertex Energy LP and Intertek U.S.A. Inc. dba Intertek Caleb Brett;
e.           That certain Sales Agreement dated September 14, 2012 between Rio Energy International, Inc. and Vertex Energy, Inc.;
f.           That certain Joint Marketing Agreement dated of April 10, 2011 between Rio Energy International, Inc. and Vertex Energy, Inc.;
g.           That certain Spot Purchase Agreement dated February 25, 2014 between Safety-Kleen Systems, Inc. and Vertex Energy, Inc.
h.           That certain Master Lease Agreement No. 253640900000 dated February 27, 2013 between Vertex Energy, Inc. and Banc of America Leasing & Capital, LLC and Schedule No. 001 thereto dated April 22, 2013.
i.           That certain Master Lease Agreement No. MEF0659 dated March 3, 2009 between Pacific Western Equipment Finance and Vertex Refining LA, LLC (as successor in interest to Omega Refining, LLC) and the following schedules thereto: (a) Schedule No. 001 dated November 11, 2010, as amended by Amendment No. 1 dated December 20, 2010 (principal balance outstanding as of the Closing Date is $194,272.48), (b) Schedule No. 003 dated January 20, 2012, as amended by Amendment No. 1 dated April 10, 2012, Amendment No. 2 dated June 20, 2012 and Amendment No. 3 dated March 27, 2013, and (c) Schedule No. 004 dated May 15, 2012, as amended by Amendment No. 1 dated September 28, 2012 (principal balance outstanding as of the Closing Date is $685,844.80).

**************************************************
MATERIAL BELOW MARKED BY AN “***” HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
**************************************************

3.
On or before ninety (90) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the Credit Parties shall deliver to Administrative Agent (a) evidence reasonably satisfactory to Administrative Agent that all bank accounts of Holdings have been closed or transferred to (and retitled in the name of) the Company (including without limitation the deposit accounts at Bank of America, N.A. with  account numbers *** and *** and the deposit accounts at Amegy with account number *** and (b) evidence that all deposit accounts, disbursement accounts and other bank accounts of the Credit Parties are Controlled Accounts, and to the extent the ABL Agent enters into separate control agreements with respect to such accounts, copies of such separate control agreements in form and substance satisfactory to the Administrative Agent.

4.
On or before ninety (90) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the Credit Parties shall deliver to Administrative Agent: (i) an ALTA survey, certified to and in favor of Administrative Agent and dated after the Closing Date, with respect to the Mortgaged Properties in Marrerro, Louisiana and Myrtle Grove, Louisiana, (ii) an updated ALTA loan policy of title insurance, together with all endorsements required at closing and with no survey exception with respect to the Mortgages on the Mortgaged Properties in Marrerro, Louisiana and Myrtle Grove, Louisiana, and (iii) such amendments to the Mortgages on the Mortgaged Properties in Marrerro, Louisiana and Myrtle Grove, Louisiana, as Administrative Agent shall reasonably request in light of the surveys referenced in clause (i) above.

5.
On or before thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the Credit Parties shall deliver to the Administrative Agent State of Louisiana Certificates of Title Nos. B5326745, B5326744 and B366082 and Vehicle Applications for such certificates of titles in form and substance reasonably satisfactory to the Administrative Agent and shall cause the Administrative Agent’s first priority Lien to be recorded on such certificates of title.

6.
On or before thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the Credit Parties shall deliver to the Administrative Agent State of Texas Certificates of Title and Vehicle Applications for such certificates of titles for the vehicles listed below in form and substance reasonably satisfactory to the Administrative Agent and shall cause the Administrative Agent’s first priority Lien to be recorded on such certificates of title.

State Reg	Year	Make	Model	VIN
TX	1995	Bar-Bell	Trailer	4BUBEE1B7SB955193
TX	1996	Krohnert	Trailer	1K921N2F5T1114070
TX	1996	Wabash	Trailer	1JJV532U8TL27512
TX	1992	International	Yellow Grease	1HSHGCURXNH412967
TX	2004	Haulmark	Trailer	16HCB12134T004512

7.
On or before thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the Credit Parties shall deliver to the Administrative Agent (a) evidence reasonably satisfactory to Administrative Agent that the vehicles listed below have been assigned from Vertex Energy, Inc. to Company and (b) State of Texas Certificates of Title and Vehicle Applications for such certificates of titles for such vehicles in form and substance reasonably satisfactory to the Administrative Agent and shall cause the Administrative Agent’s first priority Lien to be recorded on such certificates of title.

State Reg	Year	Make	Model	VIN
TX	2003	International	Oil Collection	1HTMSAAR93J052372
TX	2005	Peterbilt	Oil Collection	2NPLLZ9X55M871259
TX	2006	Cavalier	Gulfstream	1NL1GTR2861042225
TX	2006	Cavalier	Gulfstream	1NL1GTR2661016268

8.
On or before thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the Credit Parties shall either (i) deliver to the Administrative Agent a collateral access agreement with respect to the property located at 1331 Gemini Ave, Suite 250, Houston, Texas 77058 which shall be in form and substance satisfactory to the Administrative Agent or (ii) otherwise make arrangements to provide the Administrative Agent with access to the books and records of the Credit Parties on terms and subject to documentation satisfactory to the Credit Parties.

9.
On or before ninety (90) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the Credit Parties shall deliver to Administrative Agent: (i) a revised ALTA survey, certified to and in favor of Administrative Agent and dated after the Closing Date, with respect to the Mortgaged Property in Chambers County, Texas, which ALTA survey shall modify the erroneous boundary line call currently contained therein and (ii) such endorsements to the title policy issued on the Closing Date with respect to the Mortgaged Property in Chambers County, Texas, as Administrative Agent shall reasonably request, in light of the modification of the survey referenced in clause (i) above.

SCHEDULE 6.1
TO CREDIT AND GUARANTY AGREEMENT
Certain Indebtedness

1.     U.S. Small Business Administration Note dated March 4, 2013 by E-Source Holdings, LLC in favor of Texas Citizens Bank in the original principal amount of $2,093,000.  The principal balance outstanding as of the Closing Date is $1,935,455.14

2.     Master Lease Agreement No. MEF0659 dated March 3, 2009 between Pacific Western Equipment Finance and Vertex Refining LA, LLC (as successor in interest to Omega Refining, LLC) and the following schedules thereto: (a) Schedule No. 001 dated November 11, 2010, as amended by Amendment No. 1 dated December 20, 2010 (principal balance outstanding as of the Closing Date is $194,272.48), and (b) Schedule No. 004 dated May 15, 2012, as amended by Amendment No. 1 dated September 28, 2012 (principal balance outstanding as of the Closing Date is $685,844.80).

3.     Guaranty dated May 2, 2014 by Holdings in favor of Omega Holdings Company LLC, Omega Refining, LLC and Bango Refining NV, LLC guarantying obligations under contracts assumed in connection with the Closing Date Acquisition

4.     Guaranty dated May 2, 2014 by Borrower and Holdings in favor of Magellan Terminals Holdings, L.P. to guarantee Vertex Refining LA, LLC's obligations under the Marrero Agreements.
5.     Guaranty dated May 2, 2014 by Borrower in favor of Plaquemines Holdings, LLC to guarantee Vertex Refining LA, LLC's obligations under the Myrtle Grove Lease.
6.     Pursuant to the Unit Purchase Agreement dated August 14, 2012 among Vertex Energy, Inc., Vertex Acquisition Sub, LLC, Vertex Holdings, L.P. ("VH") and B & S Cowart Family L.P., Holdings may be obligated to make specified earn-out payments to VH based on Holdings' and VH's achievement of specified combined EBITDA targets.  For each of the three one-year periods following September 11, 2012, VH is eligible to receive earn-out payments of $2.23 million, up to $6.7 million in the aggregate, contingent on the combined company achieving adjusted EBITDA targets of $10.75 million, $12.0 million and $13.5 million, respectively, in those periods. The first earn-out target for the one year period ending September 11, 2013 was not met and as such no earn-out payment was paid for such period.
7.     Pursuant to the Limited Liability Membership Purchase Agreement dated effective October 1, 2013 among Kevin Ellis, Vertex Energy, Inc. and E-Source Holdings, LLC ("E-Source"), Holdings may be obligated to make specified earn-out payments to Mr. Ellis based on E-Source's achievement of specified net income targets.  Holdings' potential obligations under this arrangement are uncapped.

SCHEDULE 6.2
TO CREDIT AND GUARANTY AGREEMENT
Certain Liens

Holdings:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
Nevada Secretary of State ("NV SOS")	Banc of America Leasing & Capital, LLC	2013005448-2 - 3/1/13 2013005619-5 - Amend - 3/4/13 2013010495-8 - Amend - 4/24/13	Petroleum Process Production Equipment listed in Attached Master Lease Agreement

Pursuant to Article XXIV of that certain Tolling Agreement dated July 1, 2012 between Holdings and KMTEX LLC, as amended by First Amendment dated November 1, 2013, KMTEX LLC has an expressed contract lien upon all materials and products stored and handled under the terms of the agreement, or under any other agreements between Holdings and KMTEX LLC.

H & H Oil:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
Texas Secretary of State ("TX SOS")	Toyota Motor Credit Corporation	11-0011849378 - 4/20/11	Toyota forklift
TX SOS	Wells Fargo Equipment Finance, Inc.	14-0001563373 - 1/8/14	Leased equipment

E-Source:

Jurisdiction	Secured Party	Filing No. and Date	Collateral
TX SOS	Texas Citizens Bank N.A.	10-0033746872 - 11/23/10	Clement End Dump Trailers
TX SOS	Olympus America Inc.	12-0013192655 - 4/26/12	2 Delta Alloy Analyzers
TX SOS	Texas Citizens Bank N.A.	12-0019556059 - 6/19/12	PMSI in certain equipment - 12 scrap containers
TX SOS	Texas Citizens Bank, N.A.	12-0019556312 - 6/19/12	PMSI in certain equipment - 10 rectangular containers
TX SOS	Texas Citizens Bank, N.A.	13-0007164961 - 3/6/13	All Assets
TX SOS	Texas Citizens Bank, N.A.	14-0003538923 - 1/29/14	PMSI in Hyundai Excavator
TX SOS	Texas Citizens Bank, N.A.	14-0003544768 - 1/29/14	Assignment of specific equipment - 1 Thermal Processor Furnace and General Intangibles

Vertex Refining LA, LLC:

Any precautionary Liens arising with respect to that certain Master Lease Agreement No. MEF0659 dated March 3, 2009 between Pacific Western Equipment Finance and Vertex Refining LA, LLC (as successor in interest to Omega Refining, LLC) and the following schedules thereto: (a) Schedule No. 001 dated November 11, 2010, as amended by Amendment No. 1 dated December 20, (b) Schedule No. 003 dated January 20, 2012, as amended by Amendment No. 1 dated April 10, 2012, Amendment No. 2 dated June 20, 2012 and Amendment No. 3 dated March 27, 2013 and (c) Schedule No. 004 dated May 15, 2012, as amended by Amendment No. 1 dated September 28, 2012.

SCHEDULE 6.12
TO CREDIT AND GUARANTY AGREEMENT
Certain Affiliate Transactions

1.     E-Source Holdings, LLC leases real property located at 1055 Gemini Street, Houston, TX 77058 pursuant to a Lease Agreement dated October 1, 2012 between BBP Landtex Technologies, Inc. and E-Source Holdings, LLC.  BBP Landtex Technologies, Inc. is an Affiliate of BBP Landtex Group, LLC, which owns 30% of the issued and outstanding membership interests of E-Source Holdings, LLC.

2. Item 7 of Schedule 6.1 is incorporated herein by reference. Benjamin P. Cowart, President and Chief Executive Officer of Holdings, is a partner of VH.

EXHIBIT A 1 TO
CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of  May 2, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), certain other Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

Company desires that Lenders make the following Term Loans to Company in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

□	Base Rate Loans:	$[___,___,___]

□	LIBOR Loans, with an Initial Interest Period of ________ Month(s):	$[___,___,___]

Company hereby certifies that:

(i)           as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date;

(ii)           as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Company hereby irrevocably authorizes and directs the Administrative Agent and Lenders to disburse the proceeds of the Term Loans pursuant to the instructions set forth on Exhibit A attached hereto

[Remainder of page intentionally left blank.]

EXHIBIT A-2-1

Date:	VERTEX ENERGY OPERATING, LLC

By: __________________________
Title: _________________________

EXHIBIT A-2-1

EXHIBIT A

[Funds Flow]

EXHIBIT A-2-2

EXHIBIT A-2 TO
CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of  May 2, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), certain other Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

Pursuant to Section 2.8 of the Credit Agreement, Company desires to convert or to continue the following Term Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

Term Loans:

$[___,___,___]	LIBOR Loans to be continued with Interest Period of [1, 2, 3 or 6] month(s)

$[___,___,___]	Base Rate Loans to be converted to LIBOR Loans with Interest Period of [1, 2, 3 or 6] month(s)

$[___,___,___]	LIBOR Loans to be converted to Base Rate Loans

$[___,___,___]	LIBOR Loans to be converted to Base Rate Loans

Company hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	VERTEX ENERGY OPERATING, LLC

By: __________________________
Title: _________________________

EXHIBIT A-2-3

EXHIBIT B TO
CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[1][___,___,___]
[2][mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Company”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [1][DOLLARS] ($[___,___,___][1]) in the installments referred to below.

Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of  May 2, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), certain other Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

Company shall make scheduled principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.

This Note is one of the “Term Loan Notes” in the aggregate principal amount of $40,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent  and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

___________________

[1]     Lender’s Tranche A Term Loan Commitment

[2]     Date of Issuance

This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

VERTEX ENERGY OPERATING, LLC

By: __________________________
Title: _________________________

EXHIBIT C TO
CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.      I am the Chief Financial Officer of each of VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Company”) and VERTEX ENERGY, INC., a Nevada corporation (“Holdings”).

2.      I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of  May 2, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among by Company, Holdings, certain other Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time and Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent and Lead Arranger, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3.      The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event.

4.       The financial statements attached hereto fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement.

VERTEX ENERGY, INC. VERTEX ENERGY OPERATING, LLC

By: __________________________
Title: Chief Finanical Officer

EXHIBIT C-1

ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1.  Consolidated Adjusted EBITDA:   (i) - (ii) =                      $[___,___,___]

(i)           (a)           Consolidated Net Income:                      $[___,___,___]

             (b)           Consolidated Interest Expense:                       $[___,___,___]

             (c)           provisions for taxes based on income:               $[___,___,___]

        (d)           total depreciation expense:                    $[___,___,___]

        (e)           total amortization expense:                      $[___,___,___]

        (f)            Transaction Costs:                                                                                        $[___,___,___]

        (g)       other non-Cash items reducing
              Consolidated Net Income:                     $[___,___,___]

             (h)       retention bonuses paid on or prior to December 31, 2014
              and not to exceed $650,500 in the aggregate:            $[___,___,___]

        (ii)    (a)   other non-Cash items increasing
          Consolidated Net Income: 2                                                                         $[___,___,___]

             (b)           interest income:                           $[___,___,___]

             (c)           other income:                           $[___,___,___]

2.  Consolidated Capital Expenditures:                                                                                                     $[___,___,___]

3.  Consolidated Cash Interest Expense:                           $[___,___,___]

4.  Consolidated Current Assets:                              $[___,___,___]

5.  Consolidated Current Liabilities:                              $[___,___,___]

6.  Consolidated Excess Cash Flow:    (i) - (ii) =                                                                             $[___,___,___]

(i)           (a)           Consolidated Adjusted EBITDA:                                                               $[___,___,___]
____________________

1
Excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period.

2
Excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period.

EXHIBIT C-2

        (b)           interest income:                           $[___,___,___]

        (c)           other non-ordinary course income: 1                                                          $[___,___,___]

        (d)           Consolidated Working Capital Adjustment:              $[___,___,___]

    (ii)         (a)   voluntary and scheduled repayments
          of Consolidated Total Debt:                                                                         $[___,___,___]

        (b)      Consolidated Capital Expenditures:                 $[___,___,___]

             (c)            Consolidated Cash Interest Expense:                $[___,___,___]

        (d)      provisions for current taxes based on
          income of Holdings and its Subsidiaries
          and payable in cash with respect to such period:          $[___,___,___]

7.  Consolidated Fixed Charges:      (i) + (ii) + (iii) =                                                                 $[___,___,___]

(i)           Consolidated Cash Interest Expense:                    $[___,___,___]

(ii)          scheduled payments of principal on Consolidated Total Debt:           $[___,___,___]

(iii)         Consolidated Capital Expenditures:                      $[___,___,___]

(iv)         the current portion of taxes provided for with respect to such
      Period in accordance with GAAP:                     $[___,___,___]

8.  Consolidated Interest Expense:                             $[___,___,___]

9.  Consolidated Liquidity:                             (i) + (ii) =                      $[___,___,___]

(i)           Cash-on-hand of Holdings and its Subsidiaries                  $[___,___,___]

(ii)          aggregate amount that may be drawn under the ABL Credit Agreement:       $[___,___,___]

10.  Consolidated Net Income:         (i) - (ii) =                        $[___,___,___]

(i)	the net income (or loss) of Holdings and its Subsidiaries
on a consolidated basis for such period taken as a single
accounting period determined in conformity with GAAP:           $[___,___,___]
_____________________

1	Excluding any gains or losses attributable to Asset Sales.
2
Net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a) of the Credit Agreement, (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b) of the Credit Agreement, and (z) any proceeds of related financings with respect to such expenditures.

3	Including only cash held in Controlled Accounts from the date specified on Schedule 5.15 and excluding funds in the Vertex Refining Cash Collateral Account.

EXHIBIT C-3

         (ii)   (a)   the income (or loss) of any Person
(other than a Subsidiary of Holdings)
in which any other Person
(other than Holdings or any of its Subsidiaries)
has a joint interest:                                                                                       $[___,___,___]

(b)	the income (or loss) of any Person accrued
prior to the date it becomes a Subsidiary of
Holdings or is merged into or consolidated
with Holdings or any of its Subsidiaries or that
Person’s assets are acquired by Holdings
or any of its Subsidiaries:                       $[___,___,___]

(c)	the income of any Subsidiary of Holdings
to the extent that the declaration or payment
of dividends or similar distributions by that
Subsidiary of that income is not at the time
permitted by operation of the terms of its charter
or any agreement, instrument, judgment, decree,
order, statute, rule or governmental regulation
applicable to that Subsidiary:                   $[___,___,___]

(d)	any gains or losses attributable to
Asset Sales or returned surplus assets
of any Pension Plan:                      $[___,___,___]

(e)	the minority interest of any Person
(other than Holdings or any of its Subsidiaries)
in the income (or loss) of any Subsidiary of Holdings
             in which such Person has a joint interest:            $[___,___,___]

(f)	to the extent not included in clauses (ii)(a)
through (e) above, any net extraordinary
gains or net non-cash extraordinary losses:                                            $[___,___,___]

12.  Consolidated Pro Forma Adjusted EBITDA: (i) + (ii) =                                                                  $[___,___,___]

(i)           Consolidated Adjusted EBITDA:                     $[___,___,___]

(ii)          Synergies applicable to such period set forth
       in Schedule 1.1(a) to the Credit Agreement:                 $[___,___,___]

12.  Consolidated Total Debt:                               $[___,___,___]

13.  Consolidated Working Capital:    (i) - (ii) =                                                                              $[___,___,___]

(i)           Consolidated Current Assets:                       $[___,___,___]

(ii)          Consolidated Current Liabilities:                      $[___,___,___]

14.  Consolidated Working Capital Adjustment: (i) - (ii) =                                                                    $[___,___,___]

EXHIBIT C-4

(i)	Consolidated Working Capital
as of the beginning of such period:                                                                           $[___,___,___]

(ii)           Consolidated Working Capital
as of the end of such period:                        $[___,___,___]

15.  Fixed Charge Coverage Ratio:        (i)/(ii) =

For the first Fiscal Quarter ending after the Closing Date:

(i)	Consolidated Adjusted EBITDA
for the first Fiscal Quarter ending after the Closing Date:                                     $[___,___,___]

(ii)	Consolidated Fixed Charges
for such first Fiscal Quarter:                                                                                       $[___,___,___]

For the second Fiscal Quarter ending after the Closing Date:

(i)	Consolidated Adjusted EBITDA
for the first and second Fiscal Quarters ending after the Closing Date:              $[___,___,___]

(ii)	Consolidated Fixed Charges for the first and second Fiscal
              Quarters ending after the Closing Date:                       $[___,___,___]

For the third Fiscal Quarter ending after the Closing Date:

(i)	Consolidated Adjusted EBITDA for the first, second and third
               Fiscal Quarters ending after the Closing Date:                   $[___,___,___]

(ii)	Consolidated Fixed Charges for the first, second and third
               Fiscal Quarters ending after the Closing Date:                   $[___,___,___]

For any other Fiscal Quarter:

(i)	Consolidated Adjusted EBITDA
for the four-Fiscal Quarter period then ended:                                                        $[___,___,___]:

(ii)	Consolidated Fixed Charges
for such four-Fiscal Quarter period:                                                         $[___,___,___]

Actual:            _.__:1.00
Required:        _.__:1.00
16.  Leverage Ratio:               (i)/(ii) =

(i)            Consolidated Total Debt:                        $[___,___,___]

(ii)	Consolidated Pro Forma Adjusted EBITDA
for the 12-month period then ended:                   $[___,___,___]

Actual:            _.__:1.00
Required:        _.__:1.00

EXHIBIT C-5

17.  Consolidated Adjusted EBITDA

Actual:            $[___,___,___]
Required :       $[___,___,___]

18.  Minimum Consolidated Liquidity

Actual:            $[___,___,___]
Required :       $[___,___,___]

EXHIBIT C-6

EXHIBIT D TO
CREDIT AND GUARANTY AGREEMENT

OPINIONS OF COUNSEL

Capitalized terms used in this Exhibit D not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement to which this Exhibit D is attached.

A.	Generally.

1.      Each of Holdings, Company and each other Credit Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1 to the Credit Agreement, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and is qualified to do business and is in good standing in every jurisdiction identified in Schedule 4.1 to the Credit Agreement.  Schedule 4.1 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries.1

2.      The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent for the benefit of the Agents and the Lenders (the “Secured Parties”); or require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders. 2

3.      The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory

1 To be given by TX counsel as to TX entities, LA counsel as to LA entities and Reinhart for NV, CA and DE entities.
2 To be given by TX counsel as to TX entities, LA counsel as to LA entities and Reinhart for NV, CA and DE entities.

EXHIBIT D-1

body except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent, as of the Closing Date. 1

4.      Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms.2

5.      There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.3

6.      Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. 4

7.      Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  The pledge of the Investment Property Collateral pursuant the Pledge and Security Agreement does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System. 5

8.      No taxes or other charges, including, without limitation, intangible, documentary, stamp, mortgage, transfer or recording taxes or similar charges are payable to the State of _________ or to any governmental authority or regulatory body located therein on account of the execution or delivery of the Credit Documents, or the creation of the indebtedness evidenced or secured thereby, the creation of the liens and security interest thereunder, or the filing, recordation or registration of the Credit Documents, except for nominal filing or recording fees. 6

Opinions with respect to the Credit Documents may be subject to the following qualifications:

(i)           enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(ii)           certain of the remedial provisions, including waivers, with respect to the exercise of remedies contained in the Credit Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of any Credit Document, taken as a whole;

1 To be given by TX counsel for all entities, and LA counsel as to LA entities and Reinhart for NV, CA and DE entities.
2 Execution and delivery - to be given by TX counsel for TX entities, LA counsel as to LA entities and Reinhart for NV, CA and DE entities. Enforceability to be given by TX counsel.
3 To be given by Reinhart.
4 To be given by Reinhart.
5 To be given by Reinhart.
6 To be given by TX counsel generally, and by LA counsel with re: LA real estate and LA entities..

EXHIBIT D-2

(iii)           each Credit Document constitutes the legal, valid and binding obligation of each party to such agreement (other than  Holdings and each other Credit Party) enforceable against each such party (other than Holdings or any other Credit Party ) in accordance with its terms.

B.	Security Interest Opinions

1.      Creation of Security Interest.

The Pledge and Security Agreement creates a valid security interest in favor of the Collateral Agent for the benefit of the Secured Parties in that portion of the Collateral (as defined therein) in which each Credit Party has rights and a valid security interest may be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “UCC Collateral”), which security interest secures the  Obligations (as defined therein).1

2.      Perfection by Filing of Security Interest in Filing Collateral.

Each Financing Statement is in appropriate form for filing in the Office of the Secretary of State of the State of [_______].  Upon the proper filing of the Financing Statements in the Office of the Secretary of State of the State of [___________], the security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the UCC Collateral described in the Financing Statements will be perfected to the extent a security interest in such UCC Collateral can be perfected under the [________] UCC by the filing of a financing statement.2

3.      Perfection by Possession of Security Interest in Certificated Securities.

Upon delivery of that portion of the UCC Collateral consisting of the certificates in registered form that constitute “certificated securities” within the meaning of Section 8.102(a)(4) of the New York UCC and that are listed on Schedule __ to the Pledge and Security Agreement (the “Pledged Securities”) to the Collateral Agent in, and while located in the State of New York, pursuant to the Pledge and Security Agreement, indorsed to the Collateral Agent or in blank, in each case, by an effective endorsement, or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective endorsement, the security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Pledged Securities will be perfected.  Assuming neither the Collateral Agent nor any Secured Party has notice of any adverse claim (within the meaning of Section 8-105 of the UCC) to the Pledged Securities and the applicable Credit Parties have fully paid for and settled their purchase of the Pledged Securities, the Collateral Agent will acquire the security interest in the Pledged Securities free of any adverse claim.3

4.      Perfection by Possession of Security Interest in Instruments.

Upon delivery of that portion of the UCC Collateral listed on Schedule __ to the Pledge and Security Agreement that constitutes “instruments” within the meaning of Section 9-

1 To be given by TX counsel.
2 To be given by TX counsel for TX entities, LA counsel as to LA entities and Reinhart for NV, CA and DE entities.
3 To be given by TX counsel under TX law.

EXHIBIT D-3

102(a)(47) of the New York UCC (the “Pledged Notes”) to the Collateral Agent for the benefit of the Secured Parties in, and while located in, the State of New York, pursuant to the Pledge and Security Agreement, the security interest in favor of the Collateral Agent for the benefit of the Secured Parties will be perfected.1

5.      Perfection by Control of Security Interests in Deposit Accounts. (may not be applicable if no control agreements in place at close)

The provisions of the Deposit Account Control Agreement are effective under the [_________] UCC to perfect the security interest in favor of the Collateral Agent for the benefit of the Secured Parties in that portion of the UCC Collateral that constitute “deposit accounts” (within the meaning of Section 9-102 of the New York UCC) maintained with ___________ described in the Deposit Account Control Agreement.2

C.	Mortgage Opinions

1.      The Mortgage is in proper form under the laws of the State of _________ to be accepted for recording in the office of the Clerk and Recorder of _________ County, _________ (the “Recording Office”).3

2.      Each Fixture Financing Statement is in proper form for filing with [specify relevant filing authority]  (“Fixture Filing Offices”). Upon filing of each Fixture Financing Statement in the real estate records of the applicable Fixture Filing Offices, the security interest created under the Mortgage in all fixtures of the Credit Parties located on the real property described on Exhibit A to such Fixture Financing Statement will be perfected. 4

3.      Each Mortgage constitutes the legal, valid and binding obligation of the Credit Party party thereto, enforceable against such Credit Party in accordance with its terms. 5

4.      The Mortgage creates a security interest in favor of Collateral Agent for the benefit of the Secured Parties in all of the collateral described therein that is of the type in which a security interest can be created under Article 9 of the Uniform Commercial Code as in effect in the State of _________.    Upon such proper recording of the Mortgage in the Recording Office, the Mortgage will (a) create and constitute a valid lien on the real property described therein, in favor of Collateral Agent for the benefit of the Secured Parties, and (b) perfect a valid security interest of Collateral Agent for the benefit of the Secured Parties in such of the UCC Collateral described therein that constitutes “fixtures” pursuant to the provisions of Article 9 of the UCC. 6

1 To be given by TX counsel under TX law.
2 To be given by TX counsel under TX law.
3 To be given by TX counsel as to TX mortgages, LA counsel for LA mortgages
4 To be given by TX counsel as to TX mortgages, LA counsel for LA mortgages
5 To be given by TX counsel as to TX mortgages, LA counsel for LA mortgages
6 To be given by TX counsel as to TX mortgages, LA counsel for LA mortgages

EXHIBIT D-4

5.      Neither Collateral Agent nor the Secured Parties are required to qualify to transact business in the State of _________ solely as the result of making the Loan secured by the Mortgage or acquiring or enforcing the Mortgage. 1

6.      The Collateral Agent has the power to exercise the remedies available under the Mortgage for the realization of any collateral described thereunder in its own name.  Enforcement of the remedies provided in the Mortgage will not deprive the Collateral Agent of its right to seek a deficiency judgment nor will it limit the Collateral Agent’s right to foreclose on other collateral securing the obligations described in the Mortgage or any other Credit Document until such obligations have been paid and performed in full. 2

7.      Foreclosure under the Mortgage, whether by judicial action or exercise of the power of sale, in and of itself, will not restrict, affect or impair (a) the liability of any Credit Party with respect to the Obligations or (b) the rights or remedies of the Collateral Agent or any Secured Party with respect to the foreclosure or enforcement of any other Liens securing the Obligations, to the extent any deficiency remains unpaid after application of the proceeds of the foreclosure of the respective Mortgage.  The laws of the State of _________ do not require a lien holder to elect to pursue its remedies in any particular order. 3

1 To be given by TX counsel as to TX mortgages, LA counsel for LA mortgages
2 To be given by TX counsel as to TX mortgages, LA counsel for LA mortgages
3 To be given by TX counsel as to TX mortgages, LA counsel for LA mortgages

EXHIBIT D-5

EXHIBIT E TO
CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________ [and is an Affiliate/Approved Fund[*****]]

3.	Borrower(s):	Vertex Energy, Inc.

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
Credit and Guaranty Agreement dated as of May 2, 2014 by and among VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), certain other Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger

[*****]Select as applicable.

6.             Assigned Interest:

Facility Assigned	Aggregate Amount of Term Loans Commitment for all Lenders	Amount of Term Loans Commitment/Term Loans Assigned	Percentage Assigned of Term Loans Commitment/Term Loans [******]
____________[*******]	$______________	$______________	____________%
____________	$______________	$______________	____________%
____________	$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE  AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.      Notice and Wire Instructions:

[NAME OF ASSIGNOR]

Notices:

_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
________________________
        ________________________
_________________________
Attention:
Telecopier:

[NAME OF ASSIGNEE]

Notices:

_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:

___________________

[******]Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment/Term Loans of all Lenders thereunder.

[*******]Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g.  “Term Loan Commitment”, etc.)

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:_______________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:_______________________
Title:

[Consented to and][********] Accepted:

GOLDMAN SACHS BANK USA, as
   Administrative Agent

By:_______________________
Title:

[********]To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1
Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other  instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2
Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1
With respect to Assigned Interests for Term Loans, unless notice to the contrary is delivered to the Lender from the Administrative Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date.  On and after the applicable Effective Date, the Assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.

3.
General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT F TO
CREDIT AND GUARANTY AGREEMENT

CERTIFICATE REGARDING NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of  May 2, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), certain other Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.  Pursuant to Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By: ____________________________
Name:
Title:

EXHIBIT F-1

EXHIBIT G-1 TO
CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

May 2, 2014

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1.  We are, respectively, the chief executive officer and the chief financial officer of VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Company”) and VERTEX ENERGY, INC., a Nevada corporation (“Holdings”).

2.  Pursuant to Section 2.1 of the Credit and Guaranty Agreement, dated as of  [mm/dd/yy] (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, Holdings, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

Company requests that Lenders make the following Term Loan to Company on May 2, 2014 (the “Closing Date”):

Term Loans:                      $40,000,000

3.  We have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

4.  Based upon our review and examination described in paragraph 3 above, we certify, on behalf of Company, that as of the date hereof:

(i)           the representations and warranties contained in each of the Credit Documents are true, correct and complete in all respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all respects on and as of such earlier date;

(ii)           since December 31, 2013, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;

(iii)           no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby; and

(iv)           no event has occurred and is continuing or would result from the making of the Term Loan that would constitute an Event of Default or a Default.

(v)           all conditions to the Closing Date Acquisition set forth in the Closing Date Purchase Agreement have been satisfied or the fulfillment of any such conditions have been waived with the consent of Administrative Agent and the Closing Date Acquisition has been consummated in accordance with the Closing Date Purchase Agreement;

(vi)           there does not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that singly or in the aggregate, materially impairs the Closing Date Transaction, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could have a Material Adverse Effect;

(vii)           after giving pro forma effect to the consummation of the Closing Date Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, the Company has generated trailing twelve month Consolidated Pro Forma Adjusted EBITDA for the twelve month period ending December 31, 2013 of at least $14,000,000;

(viii)           as of the Closing Date and immediately after giving effect to the Credit Extension to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the Company has at least $3,000,000 of Consolidated Liquidity;

(ix)           as of the Closing Date and immediately after giving effect to the Closing Date Transaction, Indebtedness with respect to Capital Leases (excluding any Capital Leases of the Excluded Subsidiary) is not greater than $2,100,000;

(x)           after giving pro forma effect to the consummation of the Closing Date Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, including the payment of all Transaction Costs required to be paid in cash on the Closing Date, the ratio of (i) Consolidated Total Debt for the Company and its Subsidiaries as of the Closing Date to (ii) Consolidated Pro Forma Adjusted EBITDA for the twelve-month period ending December 31, 2013 is not greater than 4:00:1.00.

5.  Attached as Annex A hereto are all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing are in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the

Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable agency to take action to set aside its consent on its own motion has expired.

6.  Each Credit Party has requested that each of Reinhart Boerner Van Deuren s.c., Dean Allcorn, Esq. and Stone Pigman Walther Witmann L.L.C. deliver to Agent and Lenders on the Closing Date favorable written opinions in the form of Exhibit D annexed to the Credit Agreement, and as to such other matters as Administrative Agent may reasonably request.

7.  Attached hereto as Annex B are true, complete and correct copies of (a) the Historical Financial Statements, (b) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Closing Date Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, (c) pro forma consolidated and consolidating income statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Closing Date Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (d) the Projections.

8.  Attached hereto as Annex C are true, complete and correct copies of the ABL Credit Agreement and each of the “Loan Documents” (as defined in the ABL Credit Agreement) related thereto.

[Remainder of page intentionally left blank.]

The foregoing certifications are made and delivered as of the date above first written.

VERTEX ENERGY, INC.

________________________
Title: Chief Executive Officer

VERTEX ENERGY OPERATING, LLC

________________________
Title: Chief Financial Officer

ANNEX A

Governmental Authorizations and Consents

[See attached]

ANNEX B

Financial Statements

[See attached]

ANNEX C

ABL Credit Agreement and Related Documents

[See attached]

EXHIBIT G-2 TO
CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

MAY 2, 2014

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.  I am the chief financial officer of VERTEX ENERGY, INC., a Nevada corporation  (“Holdings”), and VERTEX ENERGY OPERATING, LLC., a Texas limited liability company (“Company”).

2.  Reference is made to that certain Credit and Guaranty Agreement, dated as of  May 2, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, Holdings, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

3.  I  have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.  Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the Closing Date Transactions and the Term Loan to be made on the Closing Date, each of Holdings, Company and each of their Subsidiaries is and will be Solvent.

[Remainder of page intentionally left blank.]

The foregoing certifications are made and delivered as of the date above first written.

________________________
Title: Chief Financial Officer

EXHIBIT H TO
CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of  May 2, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), certain other Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent and Lead Arranger.

Section 1.  Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a)           agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)           represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c)           no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d)           agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

(e)           the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Secured Party (as such term is defined in the Pledge and Security Agreement) a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements

EXHIBIT H-1

to all schedules attached to the Pledge and Security Agreement.  All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2.  The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent  may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.  Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

EXHIBIT H-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:______________________
Name:
Title:

Address for Notices:

______________
______________
______________
Attention:
Telecopier

with a copy to:

______________
______________
______________
Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:_____________________
      Name:
      Title:

GOLDMAN SACHS BANK USA,
as Collateral Agent

By:_____________________
      Name:
      Title:

EXHIBIT H-3

EXHIBIT I TO
CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

[FORM IS MAINTAINED AS A SEPARATE DOCUMENT]

EXHIBIT J TO
CREDIT AND GUARANTY AGREEMENT

FORM OF MORTGAGE

[FORM MAINTAINED AS A SEPARATE DOCUMENT]

EXHIBIT K TO
CREDIT AND GUARANTY AGREEMENT

LANDLORD COLLATERAL ACCESS AGREEMENT

[FORM MAINTAINED AS A SEPARATE DOCUMENT]

EXHIBIT K-B-1